Exhibit 1.1

EXECUTION VERSION

DATED 30 JUNE 2016

KOSMOS ENERGY CREDIT INTERNATIONAL

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KOSMOS ENERGY LTD.

- and -

SOCIETE GENERALE, LONDON BRANCH

AMENDMENT AND RESTATEMENT AGREEMENT RELATING TO
THE UP TO USD 150,000,000 MULTICURRENCY REVOLVING
LETTER OF CREDIT FACILITY AGREEMENT DATED 3 JULY
2013, AS AMENDED

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/PUR)

537465813

AMENDMENT AND RESTATEMENT AGREEMENT

THIS AGREEMENT is dated 30 June, 2016

AND MADE BY:

(1)                            KOSMOS ENERGY CREDIT INTERNATIONAL a company incorporated in the Cayman Islands, with registered number 256364 and whose registered office is at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (the “Original Borrower”);

(2)                            KOSMOS ENERGY LTD a company incorporated under the laws of Bermuda with registered number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the “Original Guarantor”);

(3)                            SOCIETE GENERALE, LONDON BRANCH (the “Original Lender”); and

(4)                            SOCIETE GENERALE, LONDON BRANCH as facility agent of the Finance Parties (the “Facility Agent”);

(5)                            SOCIETE GENERALE, LONDON BRANCH as the security agent for the Secured Parties (the “Security Agent”);

(6)                            SOCIETE GENERALE, LONDON BRANCH as the account bank for any Cash Collateral provided by the Original Borrower (the “Account Bank”).

WHEREAS:

(A)                          The Original Borrower, Original Guarantor, the Original Lender, the Facility Agent, the Security Agent and the Account Bank entered into an up to USD 150,000,000 multicurrency revolving letter of credit facility agreement dated 3 July 2013 (as amended from time to time), (the “Facility Agreement”).

(B)                          The parties hereto have agreed to amend the terms of the Facility Agreement as set out in Clause 2 (Amendment and restatement) of this Agreement.

IT IS AGREED as follows:

1.                                 INTERPRETATION

1.1                          Definitions

Terms defined in the Facility Agreement have the same meaning in this Agreement, unless a contrary intention is stated.

1.2                          Scope

This Agreement is supplemental to and amends the Facility Agreement.

1.3       Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4       Conditions precedent and effective date

This Agreement will become effective on the date upon which the Facility Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived (such date being the “Effective Date”). The Facility Agent (acting reasonably) shall notify the Company and the Lenders promptly upon being so satisfied.

2.         AMENDMENT AND RESTATEMENT

With effect from the Effective Date, the Facility Agreement shall be amended to take the form set out in Schedule 3 (Amended and Restated Facility Agreement) to this Agreement, which accordingly restates the Facility Agreement as amended by this Agreement.

3.         CONDITIONS SUBSEQUENT

As soon as reasonably practicable after the Effective Date and in any event no later than the date falling 90 days after the Effective Date, the Original Borrower shall procure the delivery of the documents as required by the conditions subsequent set out in Schedule 2 (Conditions Subsequent) to this Agreement.

4.         REFINANCING UPFRONT FEE

In consideration of the Original Lender, the Facility Agent, the Security Agent and the Account Bank executing this Agreement and agreeing to amend the terms of the Facility Agreement, the Original Borrower shall pay to the Facility Agent on the Effective Date a refinancing upfront fee of USD 50,000.

5.         REPETITION OF REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in Clause 17 of the amended Facility Agreement (as set out in Schedule 3 (Amended and Restated Facility Agreement) to this Agreement) to each Finance Party on:

(A)         the date of this Agreement; and

(B)         the Effective Date.

6.           MISCELLANEOUS

6.1         Construction

With effect from the Effective Date references to the Facility Agreement, however expressed, shall be read and construed as references to the Facility Agreement as amended and restated in accordance with Clause 2 (Amendment and restatement) of this Agreement.

6.2         Facility continuation

(A)                          The Facility Agreement and any documents executed or entered into pursuant thereto, where applicable as amended and restated by this Agreement, shall continue in full force and effect save as expressly amended and restated pursuant to this Agreement.

(B)                          This Agreement shall not prejudice or affect any liability of any parties which may have arisen under the Facility Agreement prior to the date of this Agreement or waive or modify any obligation thereunder to the extent that such obligation was to be performed or observed at any time prior to the date of this Agreement.

6.3         Confirmation of Guarantees

Each Guarantor confirms for the benefit of the Finance Parties that with effect from the Effective Date notwithstanding the amendments to the Facility Agreement effected by this Agreement, the guarantee and indemnity obligations in Clause 16 (Guarantee and Indemnity) of the Facility Agreement remain in full force and effect and extend to all the obligations of the Borrower under the Finance Documents as amended by this Agreement.

6.4         Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

6.5         Finance Document

This Agreement is a Finance Document.

7.           LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

8.           JURISDICTION

8.1         Submission

The parties hereby irrevocably agree for the exclusive benefit of the Secured Parties that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement, or any non-contractual obligations arising out of or in connection with it) (a “Dispute”).

8.2         Forum convenience

The parties hereby irrevocably agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly irrevocably agree not to argue to the contrary.

8.3         Concurrent jurisdiction

This clause 8 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement

SIGNATORIES

Original Borrower

KOSMOS ENERGY CREDIT INTERNATIONAL

Signed by Neal Shah	)
for and on behalf of	)
KOSMOS ENERGY CREDIT	)
INTERNATIONAL	)	/s/ Neal Shah
	)	Authorised Signatory

Original Guarantor

KOSMOS ENERGY LTD.

Signed by Tom Chambers	)
for and on behalf of	)
KOSMOS ENERGY LTD.	)
	)	/s/ Thomas P. Chambers
	)	Authorised signatory

Original Lender

SOCIETE GENERALE, LONDON BRANCH

By:	/s/ Christophe Roux

Name:	Christophe Roux
Title:	Managing Director

Facility Agent

SOCIETE GENERALE, LONDON BRANCH

By:	/s/ Christophe Roux

Name:	Christophe Roux
Title:	Managing Director

Security Agent

SOCIETE GENERALE, LONDON BRANCH

By:	/s/ Christophe Roux

Name:	Christophe Roux
Title:	Managing Director

Account Bank

SOCIETE GENERALE, LONDON BRANCH

By:	/s/ Christophe Roux

Name:	Christophe Roux
Title:	Managing Director

Schedule 1

Conditions Precedent

1.                                 Provision of this Agreement, duly executed by each of the parties to it.

2.                                 Provision of certified copies of each Obligor’s (excluding the Original Guarantor) constitutional documents (or confirmation that the same have not changed since last provided) and certification as to solvency.

3.                                 Provision of each Obligor’s (excluding the Original Guarantor) director and shareholder corporate resolutions authorising entry into and performance of this Agreement.

4.                                 Provision by each Obligor (excluding the Original Guarantor) of the specimen signatures of the persons authorised by each of the Obligor’s corporate resolutions referred to at paragraph 3 above to execute this Agreement.

5.                                 Receipt by the Facility Agent of an appropriate legal opinion of Clifford Chance LLP as to English law.

6.                                 Receipt by the Facility Agent of an appropriate legal opinion of Walkers as to Cayman law.

7.                                 A certificate of the Original Borrower (signed by a director or officer authorised by the Company) certifying that each of the copy documents listed in paragraphs 2, 3 and 4 above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Schedule 2

Conditions Subsequent

1.                                 Provision of certified copies of the Original Guarantor’s constitutional documents (or confirmation that the same have not changed since last provided) and certification as to solvency.

2.                                 Provision of the Original Guarantor’s director corporate resolutions ratifying entry into and performance of this Agreement.

3.                                 Provision by the Original Guarantor of the specimen signatures of the persons authorised by the Original Guarantor’s corporate resolutions referred to at paragraph 2 above to execute this Agreement.

4.                                 Receipt by the Facility Agent of an appropriate legal opinion of Appleby as to Bermuda law.

5.                                 A certificate of the Original Guarantor (signed by a director or officer authorised by the Company) certifying that each of the copy documents listed in paragraphs 1, 2 and 3 above is correct, complete and in full force and effect.

Schedule 3

Amended and Restated Facility Agreement

DATED 3 JULY 2013 AND SUBSEQUENTLY AMENDED AND RESTATED, INCLUDING
PURSUANT TO AN AMENDMENT AND RESTATEMENT AGREEMENT DATED ON OR
ABOUT 30 JUNE 2016

KOSMOS ENERGY CREDIT INTERNATIONAL
as Original Borrower

- and -

KOSMOS ENERGY LTD.
as Original Guarantor

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SOCIETE GENERALE, LONDON BRANCH
as Facility Agent, Security Agent and Account Bank

- and -

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1
as Original Lender

UP TO USD 125,000,000 MULTICURRENCY REVOLVING
LETTER OF CREDIT FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/PUR)
537519601

23.	Role of the Facility Agent	85
24.	The Security Agent	92
25.	Change of Security Agent and Delegation	100
PART 10 ADMINISTRATION, COSTS AND EXPENSES		102
26.	Bank Accounts	102
27.	Payment Mechanics	102
28.	Set-Off	105
29.	Costs and Expenses	105
30.	Indemnities	106
31.	Notices	107
32.	Calculations and Certificates	110
33.	Partial Invalidity	111
34.	Remedies and Waivers	111
35.	Amendments and Waivers	111
36.	Confidential Information	113
37.	Counterparts	117
PART 11 GOVERNING LAW AND ENFORCEMENT		118
38.	Governing Law	118
39.	Jurisdiction	118
40.	Service of Process	118

THIS AGREEMENT is dated 3 July, 2013 and has subsequently been amended and restated and is between:

(1)                                KOSMOS ENERGY CREDIT INTERNATIONAL, a company incorporated in the Cayman Islands, with registered number 256364 and whose registered office is at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (the “Original Borrower” or the “Company” or “KECI”);

(2)                                KOSMOS ENERGY LTD., a company incorporated under the laws of Bermuda with registered number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the “Original Guarantor”);

(3)                                SOCIETE GENERALE, LONDON BRANCH as Original Lender (the “Original Lender”); and

(4)                                SOCIETE GENERALE, LONDON BRANCH as facility agent of the Finance Parties under this Agreement (the “Facility Agent”), as the security agent for the Secured Parties (the “Security Agent”) and as the account bank for any Cash Collateral provided by the Original Borrower (the “Account Bank”).

INTRODUCTION

(1)                                The Original Lender has agreed to provide a secured revolving letter of credit facility for up to USD 125 million.

(2)                                The parties have agreed to enter into this Agreement for the purpose of setting out the provisions on which such facility will be provided.

PART 1
INTERPRETATION

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.

“Account Bank” means the Account Bank under the Charge from time to time being, on the date of this Agreement, Societe Generale, London Branch.

“Accounting Reference Date” means 31 December of each year.

“Additional Commitment Date” has the meaning given to that term in clause 3.2 (Additional Commitments).

“Additional Commitment Notice” has the meaning given to it in clause 3.2 (Additional Commitments).

“Additional Debt” means, in relation to any debt, any money, debt or liability due, owing or incurred under or in connection with:

(A)                                any refinancing, deferral, novation or extension of that debt;

(B)                              any further advance which may be made under any document, agreement or instrument supplemental to any relevant Finance Document together with any related interest, fees and costs;

(C)                              any claim for damages or restitution in the event of rescission of that debt or otherwise in connection with any relevant Finance Document;

(D)                              any claim against the Company flowing from any recovery by the Company or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that debt on the grounds of preference or otherwise; and

(E)                               any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Additional Guarantor” means any Group member which becomes an additional guarantor in accordance with clause 22.2 (Additional Guarantor).

“Additional Lender” has the meaning given to that term in clause 3.2 (Additional Commitments).

“Additional Obligor” means an Additional Guarantor.

“Affected Facility Agent” has the meaning given to that term in clause 23.11 Replacement of Administrative Parties) of this Agreement.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Agent” means each of the Facility Agent and the Security Agent and “Agents” shall be construed accordingly.

“Agreement” means this facility agreement as amended, supplemented or otherwise varied from time to time.

“Approved Accounting Principles” means US generally accepted accounting principles to the extent applicable to the relevant financial statements.

“Approved Auditor” means any one of Deloitte LLP, Ernst & Young, PricewaterhouseCoopers LLP or such other internationally recognised auditor as the Majority Lenders may approve from time to time (acting reasonably).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to a company or other legal person:

(A)                              one or more directors who are duly authorised, whether singly or jointly, to act to bind that company or other legal person; or

(B)                              a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.

“Authority” means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where the Borrower operates its business.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 30 days before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(A)                              the amount (in the Base Currency) of its participation in any outstanding Issuing Bank Letter of Credit; and

(B)                              in relation to any proposed Utilisation, the amount (in the Base Currency) of its participation in any Issuing Bank Letter of Credit that is due to be issued on or before the proposed Utilisation Date, other than that Lender’s participation in any Issuing Bank Letter of Credit that is due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means US Dollars.

“Base Currency Amount” means, in relation to an Ultimate Letter of Credit, the amount specified in the Utilisation Request delivered by a Borrower for that Ultimate Letter of Credit (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request).

“Basel II” has the meaning given to it in clause 12.3 (Exceptions).

“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010.

“Beneficiary” means any person to whom any Letter of Credit is issued in favour of.

“Borrower” means the Original Borrower.

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in London, Paris and, in the case of a Letter of Credit which is not governed by English law, in the principal banking city of such jurisdiction.

“Calculation Date” means:

(A)                              31 March and 30 September in each year commencing on and from 30 September 2013; and

(B)                              a date (selected by the Company) which is within 30 days before the occurrence of each of the following events:

(i)            the issuance of HY Notes;

(ii)           any increase of the “Total Available Facility Amount” (as defined in the RBL Facility Agreement) or any refinancing of the RBL Facility Agreement;

(iii)          any increase of the amount available under the Facility or any refinancing of the Facility, provided that any increase in the Total Commitments pursuant to clause 3.2 (Additional Commitments) shall not trigger a Calculation Date if the Additional Commitment Notice has been given within 90 days of a previous occurrence of a Calculation Date;

(iv)          the incurrence by any member of the Group of any new Financial Indebtedness (but, for the avoidance of doubt, not including the refinancing of any existing Financial Indebtedness, except as provided for in paragraphs (ii) and (iii) above); or

(v)           a Ghana Petroleum Agreement Small Sale Event.

“Calculation Trigger Event” means any event listed in paragraphs (B)(i) to (v) of the definition of “Calculation Date”.

“Cash Collateral” means the cash denominated in US Dollars deposited in the LC Cash Collateral Accounts in accordance with clause 6.15(C) (Cash Collateralisation) or 20.15(C) (Acceleration).

“Change of Control” has the meaning given to that term in clause 8.2 (Change of Control) of this Agreement.

“Charge” means the charge on cash deposits and the account bank agreement dated on or about the date of this Agreement between the Company, the Security Agent and the Account Bank.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the US Internal Revenue Code of 1986.

“Committed Additional Participation” has the meaning given to it in clause 3.2  (Additional Commitments).

“Commitment” means:

(A)                              in relation to an Original Lender, the amount in Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lender) of this Agreement, the amount of any other Commitment transferred to it and the amount of any Committed Additional Participation assumed by it pursuant to clause 3.2 (Additional Commitments); and

(B)                              in relation to any other Lender, the amount in Base Currency of any Commitment transferred to it and the amount of any Committed Additional Participation assumed by it pursuant to clause 3.2 (Additional Commitments), to the extent not cancelled, reduced or transferred by it.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) of this Agreement.

“Conditions Precedent” means the conditions precedent to initial Utilisation of the Facility as set out in Schedule 2 (Conditions Precedent) of this Agreement.

“Confidential Information” means all information relating to any Obligor, the Group and/or the Finance Documents of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(A)                              any member of the Group, or any of its advisers; or

(B)                              another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                      is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information); or

(ii)                                   is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                                is known (and has been lawfully obtained) by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form of Schedule 6 (Form of Confidentiality Undertaking) of this Agreement or in any other form agreed between the Company and the Facility Agent.

“Consolidated Cash and Cash Equivalents” means, in relation to the Group, at any time:

(A)                              cash in hand or on deposit including, for the avoidance of doubt, restricted cash;

(B)                              any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than five Business Days’ notice;

(C)                              certificates of deposit, maturing within one year after the relevant date of calculation;

(D)                              any investment in marketable obligations in Sterling, US Dollar or Euro having not more than three months to final maturity issued or guaranteed with a rating of A- or above by Standard and Poor’s (or its equivalent by Moody’s);

(E)                               any other instrument, security or investment approved in writing by the Majority Lenders.

“Consolidated Total Borrowings” means, in relation to the Group, at any time the aggregate of the following:

(A)                              the outstanding principal amount of any Financial Indebtedness incurred;

(B)                              any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and

(C)                              the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing, including any interest treated as capitalised under applicable Approved Accounting Principles but without double-counting and, for the avoidance of doubt, excluding any such amount or indebtedness owed by one member of the Group to another member of the Group.

“Consolidated Total Net Borrowings” means, for any Measurement Period, Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents each as at the last day of that Measurement Period.

“Contractor” means the contractor under the WCTP PA and the DWT PA respectively from time to time.

“Correspondent Issuing Bank” means a correspondent bank of the LC Issuing Bank that is not a Subsidiary Issuing Bank.

“Default” means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit Agreements” means the agreements signed on or about the date of this Deed (or any future date providing the agreements are in substantially the same form as those signed on the date of this Deed) between KECI and Societe Generale, London Branch which detail the terms and conditions which apply to the Accounts (as defined in the Charge).

“Derivative Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by the Borrower with a counterparty.

“Derivative Transaction” means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.

“Discharge Date” means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties have finally been discharged and such Finance

Parties are under no further obligation to provide financial accommodation under the Finance Documents.

“Discharged Rights and Obligations” has the meaning given to it in clause 21.6 (Procedure for transfer).

“Dispute” has the meaning given to it in clause 39.1 (Submission)

“Disruption Event” means either or both of:

(A)                              a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)                              the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:

(i)                                    from performing its payment obligations under the Finance Documents; or

(ii)                                 from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DWT Block” means the Deep Water Tano area offshore Ghana, being the area described in Annex 1 of the DWT PA, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the DWT PA.

“DWT PA” means the petroleum agreement dated 10 March 2006 between the Government of Ghana, represented by the Minister, the GNPC, Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).

“EBITDAX” means, in relation to the Group for any Measurement Period, its consolidated income on ordinary activities before Tax for that period, but adjusted by:

(A)                                adding back Net Interest Payable;

(B)                              adding back depletion and depreciation charged to the consolidated profit and loss account of the Group;

(C)                              adding back amounts amortised to the consolidated profit and loss account of the Group;

(D)                              adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);

(E)                               adding back any amount attributable to unrealised losses, and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction;

(F)                                adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non-current asset;

(G)                              adding back the amount attributable to any compensation which is paid by way of equity instruments in KEL;

(H)                            adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:

(i)                                      the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and

(ii)                                   the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring,

for that Measurement Period.  In addition, for the purposes of the calculation of the financial covenant contained in clause 18 (Financial Covenants), EBITDAX in relation to the Group for any Measurement Period shall be adjusted by:

(I)                                  including the EBITDAX of a subsidiary of the Company or attributable to a business or asset acquired during that Measurement Period for the part of the Measurement Period when it was not a member of the Group and/or the business or asset was not owned by a member of the Group; and

(J)                                  excluding the EBITDAX attributable to any subsidiary of the Company or to any business or asset sold during that Measurement Period.

“Effective Date” means 3 July 2016.

“Enforcement Action” shall have the meaning given to that term in the Intercreditor Agreement.

“EO” means EO Group Limited, a Cayman Islands company with registered company number 219175 whose registered place of business is at PMB CT 123, Cantonments, 112A Adole Crescent Way, Airport, Accra, Ghana (formerly known as the KG Group Limited).

“Euro” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in clause 20 (Events of Default) of this Agreement.

“Excess Cash Collateral” has the meaning given to it in clause 6.15(F) (Cash Collateralisation).

“Existing Lender” has the meaning given to it in clause 21.1 (Assignments and transfers and changes in Facility Office by the Lenders).

“Facility” means the revolving letter of credit facility made available under this Agreement as described in clause 3 (The Facility) of this Agreement.

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice where notice is required under clause 23.13 (Facility Agent Relationship with Lenders) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(A)                              sections 1471 to 1474 of the Code or any associated regulations;

(B)                              any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(C)                              any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(A)                              in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(B)                              in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(C)                              in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(A)                              any letter or letters dated after the date of this Agreement between any Finance Party and the Company which are required following any syndication of the Facility and which set out any of the fees referred to in clause 10 (Fees) of this Agreement and any other fees payable by the Company to a Finance Party pursuant to a Finance Document or payable under the Facility; and

(B)                              the letter dated on or around the date of this Agreement between Societe Generale, London Branch and KECI which details the fee payable in respect of the arrangement of the Facility.

“Finance Document” means this Agreement, each Security Document, any Fee Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means each of the Lenders, the Facility Agent and the Security Agent and “Finance Parties” shall be construed accordingly.

“Financial Covenants” means the financial covenants listed under clause 18 (Financial Covenants) of this Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(A)                              moneys borrowed;

(B)                              any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)                              any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)                              the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease;

(E)                               receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)                                any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);

(G)                              any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;

(H)                             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and

(I)                                  the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding).

“First Currency” has the meaning given to it in clause 13.1 (Currency Indemnity).

“Ghana Petroleum Agreements” means, together, the DWT PA and the WCTP PA (and all other amendments and supplements thereto).

“Ghana Petroleum Agreement Seller” means KEI and/or KED and/or KEG, as applicable.

“Ghana Petroleum Agreement Small Sale Event” means any event which reduces a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements and where, following such reduction, a Ghana Petroleum Agreement Seller has an indirect or direct interest in the Ghana Petroleum Agreements which (before and after such reduction) is (i) 100 per cent. or less; and (ii) more than 66 2/3 per cent.

“Ghana Petroleum Agreement Small Sale Percentage Reduction” means the reduction of a Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements, expressed as a percentage of such Ghana Petroleum Agreement Seller’s indirect or direct interest in the Ghana Petroleum Agreements as at the first date of this Agreement, which occurs as a result of a Ghana Petroleum Agreement Small Sale Event.

“Ghana Obligor” means KEO, KEI, KEFI, KED, KEG and an “Obligor” from time to time, as defined under the RBL Facility Agreement.

“GNPC” means the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983.

“Government” means the government of any country in which assets of the Group are situated.

“Group” means the Original Guarantor or any Additional Guarantor and its direct and indirect subsidiaries.

“Guarantor” means the Original Guarantor.

“HY Notes” means any debenture, bond (other than performance bonds, bid bonds, retention bonds, advance payments bonds, letters of credit or trade credit related bonds), note, loan stock or other similar security issued by KEL.

“Illegality Lender” has the meaning given to that term in clause 8.1 (Illegality) of this Agreement.

“Increased Costs” has the meaning given to that term in clause 12.1 (Increased Costs) of this Agreement.

“Intercreditor Agreement” means the KEFI Intercreditor Agreement;

“IPO” means in relation to a company, a transaction in which shares in that company are sold or issued to investors and in connection with such sale or issue are admitted to trading on a regulated market or other stock exchange.

“IPO Reorganisation” means any Reorganisation implemented by the Company, or any of its Subsidiaries from time to time (or any group of them), which is undertaken for the purpose of facilitating an IPO.

“Issuing Bank Letter of Credit” means a Letter of Credit issued by the LC Issuing Bank.

“KED” means Kosmos Energy Development, a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEFI” means Kosmos Energy Finance International, a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEFI Intercreditor Agreement” means the intercreditor agreement dated 23 November 2012 between, inter alios, (1) KEFI, (2) KEL, (3) Standard Chartered Bank, and (4) BNP Paribas.

“KEG” means Kosmos Energy Ghana HC, a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEI” means Kosmos Energy International, a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at

P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“KEL” means Kosmos Energy Ltd., a company incorporated under the laws of Bermuda with registered number 45011 and having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda.

“KEO” means Kosmos Energy Operating, a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.

“LC Cash Collateral Accounts” means the bank accounts which are established and maintained by the Original Borrower pursuant to clause 26 (Bank Accounts) of this Agreement with the Account Bank and which are secured in favour of the Security Agent, details of which are set out at Schedule 10 (Details of the LC Cash Collateral Accounts).

“LC Issuing Bank” means the Original Lender and such of its global facility offices as are required to fulfil a Utilisation requested by the Borrower.

“Lender” means:

(A)                              the Original Lender; and

(B)                              any bank or financial institution which has become a Party as a lender in accordance with clause 3.2 (Additional Commitments) or clause 21 (Changes to the Lenders) of this Agreement, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Accession Notice” means a notice substantially in the form set out under Schedule 7 (Form of Lender Accession Notice) to be delivered by a New Lender pursuant to and in accordance with clause 21.6 (Procedure for transfer) or by an Additional Lender pursuant to and in accordance with clause 3.2 (Additional Comments).

“Letter of Credit” means, subject to Clause 6.7(G) (Use of Third Party LC Issuing Banks), a letter of credit:

(A)                              issued in substantially the form set out in Schedule 8 (Form of Ultimate Letter of Credit) of this Agreement;

(B)                              in such form as already issued under this Agreement; or

(C)                              in any other form requested by the Borrower and agreed to by the LC Issuing Bank and the Facility Agent.

“Letter of Credit Fee” has the meaning given to that term in Clause 10.1 (Letter of Credit Fee).

“Letter of Credit Rate” has the meaning given to that term in Clause 10.1 (Letter of Credit Fee).

“Liabilities” means all present and future liabilities and obligations at any time of any Obligor to any Lender under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(A)                                any refinancing, novation, deferral or extension;

(B)                              any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(C)                              any claim for damages or restitution; and

(D)                              any claim as a result of any recovery by any Obligor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Majority Lenders” means, as applicable, those Lenders whose Commitments then aggregate at least 66 2/3 per cent. of the Total Commitments under the Facility.

“Margin” means 80 basis points per annum.

“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or events) or circumstance (or any effect or consequence thereof) which, in the opinion of the Majority Lenders, would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents.

“Measurement Period” means in respect of a Calculation Date, a period of 12 months ending on the Calculation Date in question.

“Minister” means the Government’s Minister for Energy.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Company (both acting reasonably).

“Net Interest Payable” means, in relation to the Group for any Measurement Period, Total Interest Payable less Total Interest Receivable for the Group during that Measurement Period.

“New Commitment Rebalancing” has the meaning given to it in clause 3.2 (Additional Commitments) of this Agreement.

“New Lender” has the meaning given to it in clause 21.1 (Assignments and transfers and changes in Facility Office by the Lenders) of this Agreement.

“Non-Borrower Entity” has the meaning given to it in clause 6.16 (Letter of Credit issued on behalf of a Non-Borrower Entity).

“Non-Funding Lender” means:

(A)                              any Lender who fails to participate in any Utilisation in the amount and at the time required;

(B)                              any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;

(C)                              any Lender which has repudiated its obligations under the Facility; or

(D)                              any Lender in respect of which or in respect of whose holding company any of the events specified in clause 20.7 (Insolvency) or clause 20.8 (Insolvency Proceedings) of this Agreement (disregarding paragraph (B) of clause 20.8 (Insolvency proceedings)) applies or has occurred.

“Obligor” means the Borrower and each Guarantor.

“Ongoing Letter of Credit” has the meaning given to that term in clause 6.15 (Cash collateralisation) of this Agreement.

“Optional Currency” means a currency (other than the Base Currency) which is approved by the LC Issuing Bank in accordance with clause 6.8 (Conditions relating to Optional Currencies).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to a Finance Document.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Permitted Transferee” shall have the meaning given to that term in clause 8.2 (Change of Control).

“Process Agent” has the meaning given to it in clause 40 (Service of Process).

“Qualifying Bank” means an internationally recognised bank:

(A)                              which is not subject to Sanctions; or

(B)                              which does not have its principal place of business in a country which is subject to Sanctions; or

(C)                              which is not a bank whose principal place of business is in a country notified by the Company to the Facility Agent prior to signing of this Agreement; or

(D)                              whose long-term unguaranteed, unsecured securities or debt is rated at least Baa3 (Moody’s) or a comparable rating from an internationally recognised credit rating agency (except that this shall not be a requirement if an Event of Default is continuing).

“RBL Facility Agreement” means the facility agreement dated 28 March 2011 between, amongst others, KEFI as original borrower, KEO, KEI, KED and KEG as original guarantors, BNP Paribas as facility agent and the Original Lender named therein, as amended on 17 February 2012.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Renewal or Extension Request” has the meaning given to that term in clause 6.9(A) (Renewal or extension of a Letter of Credit).

“Reorganisation” means (without limitation) any transaction, deemed transaction, step, procedure or agreement, including (but without limitation) the transfer, distribution, contribution or settlement of assets and/or liabilities.

“Repeating Representations” means the representations set out under:

(A)                              clauses 17.1 (Status), 17.2 (Legal validity), 17.3 (Non-conflict) and 17.4 (Powers and authority) of this Agreement, each as at the time the power or authority was exercised only; and

(B)                              clauses 17.5 (Authorisations), 17.8 (Financial statements and other factual information), 17.9 (Proceedings pending or threatened), 17.10 (Breach of laws),

                                               17.11 (Ranking of security), 17.12 (Pari passu ranking), 17.13 (No immunity) and 17.15 (Sanctioned Persons) of this Agreement.

“Replacement Lender” has the meaning given to that term in clause 8.5 (Right of repayment and cancellation in relation to a single Lender) of this Agreement.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requested Additional Commitment” has the meaning given to it in clause 3.2 (Additional Commitments).

“Required Approvals” means all material approvals, licences, consents and authorisations necessary in connection with the execution, delivery, performance or enforcement of any Finance Document.

“Revised Termination Date” has the meaning given to it in clause 20.17 (Lender’s Termination);

“Sanctioned Person” means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organised under the laws of, or a citizen or resident of, any country that is subject to general or country-wide Sanctions).

“Sanctions” means any economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of the following (or by any agency of any of the following):

(A)                              the United Nations;

(B)                              the United States of America;

(C)                              the European Union;

(D)                              France; or

(E)                               the United Kingdom.

“Second Currency” has the meaning given to it in clause 13.1 (Currency indemnity).

“Secured Liabilities” means at any time and without double counting, all present and future obligations and liabilities (actual or contingent) of each Obligor (whether or not for the payment of money and including any obligation to pay damages for breach of contract) which are, or are expressed to be, or may become due, owing or payable to any or all of the Secured Parties under or in connection with any of the Finance Documents, together with all costs, charges and expenses incurred by the Security Agent or any Secured Party which any Obligor is obliged to pay under any Finance Document.

“Secured Party” means each of the Lenders, the Facility Agent and the Security Agent.

“Secured Property” means:

(A)                              the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(B)                              all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Secured Parties; and

(C)                              any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

“Security Document” means:

(A)                              the Charge;

(B)                              any other document entered into at any time by any of the Obligors creating any guarantee, indemnity, Security Interest or other assurance against financial loss in favour of any of the Secured Parties as security for any of the Secured Liabilities; and

(C)                              any Security Interest granted under any covenant for further assurance in any of the documents set out in paragraphs (A) and (B) above.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.

“Service Document” has the meaning given to it in clause 40 (Service of Process).

“Shareholder” means any funds affiliated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group.

“Shareholder Affiliate” means any Affiliate of a Shareholder, any trust of which a Shareholder or any of its Affiliates is a trustee, any partnership of which a Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Shareholder or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Shareholder or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall constitute a Shareholder Affiliate.

“Shareholder Distribution” means the declaration, making or payment of a distribution to a shareholder (which shall include the payment of any loans provided by a shareholder).

“Signing Date” means the date on which each of the Finance Documents have been signed, as applicable.

“Sterling” means the lawful currency of the United Kingdom.

“Stock Exchange” means an organised and regulated financial market for the buying and selling of interests in financial instruments where any securities issued by any Obligor are listed from time to time.

“Subsidiary Beneficiary” has the meaning given to it in clause 6.6 (Issue of Letters of Credit).

“Subsidiary Issuing Bank” means a subsidiary of the LC Issuing Bank.

“Suspension Period End Date” has the meaning given to it in clause 20.17(A) (Lender’s Termination).

“Sum” has the meaning given to it in clause 13.1 (Currency indemnity).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the earlier of:

(A)                              the date falling three years from the Effective Date or, if not a Business Day, the immediately preceding Business Day; or

(B)                              if applicable, the Revised Termination Date calculated in accordance with clause 20.17 (Lender’s Termination).

“Third Parties Act” means the Contracts (Rights of Third Parties Act) 1999.

“Third Party Counter-Indemnity” means an agreement (however described) entered into by the LC Issuing Bank in favour of a Third Party LC Issuing Bank pursuant to which, among other matters, the LC Issuing Bank agrees to indemnify or otherwise hold harmless the Third Party LC Issuing Bank in respect of any claims made upon a Third Party Letter of Credit issued or to be issued by such Third Party LC Issuing Bank.

“Third Party LC Margin” means, with respect to a given Third Party Letter of Credit, the margin (howsoever described) charged on an ongoing basis by the relevant Third Party LC Issuing Bank to the LC Issuing Bank in respect of the issuance of such Third Party Letter of Credit.

“Third Party LC Issuing Bank” means a Correspondent Issuing Bank or a Subsidiary Issuing Bank.

“Third Party LC Issuing Fee” means, with respect to a given Third Party Letter of Credit, any one-off initial issuing fee (howsoever described), if any, charged by the relevant Third Party LC Issuing Bank and to be paid by the LC Issuing Bank (using the proceeds from the issuing fee paid to the LC Issuing Bank in accordance with Clause 10.5(B)) in respect of the issuance of such Third Party Letter of Credit (and not, for the avoidance of doubt, the Third Party LC Margin in respect of such Third Party Letter of Credit).

“Third Party Letter of Credit” means an Ultimate Letter of Credit issued by a Third Party LC Issuing Bank.

“Total Commitments” means the aggregate of the Commitments of the Lenders.

“Total Interest Payable” means, in relation to the Group for any Measurement Period, all interest and other financing charges paid or payable and incurred by the Group during that Measurement Period.

“Total Interest Receivable” means, in relation to the Group for any Measurement Period, all interest and other financing charges received or receivable by the Group during that Measurement Period.

“Trade Letter of Credit” means a letter of credit which is not a standby letter of credit and operates as the primary method of payment for specified goods and/or services, instead of a payment obligation of the entity on whose behalf the letter of credit is issued.

“Transaction Security” means the security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) of this Agreement or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(A)                              the proposed Transfer Date specified in the Transfer Certificate; and

(B)                              the date on which the Facility Agent executes the Transfer Certificate.

“Ultimate Letter of Credit” means a Letter of Credit other than any Third Party Counter-Indemnity.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“USD” or “US Dollar” means the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility by way of an Issuing Bank Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which an Issuing Bank Letter of Credit is issued, provided that in the context of a proposed Utilisation and any Utilisation Request, it shall mean the date on which the relevant Ultimate Letter of Credit is issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request) of this Agreement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 or any regulations promulgated thereunder and any other tax of a similar nature.

“WCTP Block” means West Cape Three Points area offshore Ghana, being the area described in Annex 1 to the WCTP PA, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the WCTP PA.

“WCTP PA” means the petroleum agreement dated 22 July 2004 between the Government of Ghana, represented by the Minister, the GNPC, KEG and EO in respect of the West Cape Three Points Block Off-shore Ghana (and all amendments and supplements thereto).

1.2                              Construction of particular terms

Unless a contrary indication appears, any reference in this Agreement to:

(A)                              “this Agreement” shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;

(B)                              a reference to “assets” includes properties, revenues and rights of every description;

(C)                              an “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;

(D)                              an “authorised officer” shall be construed, in relation to any Party, as a reference to a director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable. The provision of any certificate or the making of any certification by any authorised officer of the Company shall not create for that authorised officer any personal liability to the Finance Parties;

(E)                               a “calendar year” is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;

(F)                                a “certified copy” shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;

(G)                              a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;

(H)                             “continuing” shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;

(I)                                  the “equivalent” on any given date in any currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the Spot Rate of Exchange quoted by the Facility Agent in the normal course of business at or about 11:00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;

(J)                                  the “group” of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;

(K)                              a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

(L)                               “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;

(M)                           a “month” or “Month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” and “Months” shall be construed accordingly);

(N)                              a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(O)                              a reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of Law but, if not having the force of Law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to the Company would comply) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(P)                                the Borrower “repaying” or “prepaying” an Issuing Bank Letter of Credit means:

(i)            the Borrower providing Cash Collateral for that Issuing Bank Letter of Credit;

(ii)           the maximum amount payable under that Issuing Bank Letter of Credit being reduced in accordance with its terms; or

(iii)          the LC Issuing Bank being satisfied that it has no further liability under that Issuing Bank Letter of Credit, and the amount by which an Issuing Bank Letter of Credit is repaid or prepaid under paragraphs (P)(i) and (ii) above is the amount of the relevant Cash Collateral or reduction;

(Q)                              a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;

(R)                              a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;

(S)                                a “subsidiary” of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:

(i)            which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(ii)           more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(iii)          which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

(T)                               the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors; and

(U)                              a “year” is a reference to a period starting on one day in a month in a calendar year and ending on the numerically corresponding day in the same month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day Provided that, if a period starts on the last Business Day in a month, that period shall end on the last Business Day in that later month (and references to “years” shall be construed accordingly).

1.3                              Interpretation

(A)                              Words importing the singular shall include the plural and vice versa.

(B)                              Words indicating any gender shall include each other gender.

(C)                              Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document to:

(i)                                    any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;

(ii)                                 such agreement or document or any other agreement or document shall be construed as a reference to each such agreement or document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented, in each case to the extent permitted under the Finance Documents; and

(iii)                              a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to London time.

(D)                              Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.

1.4                              Third Party Rights

(A)                              A person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(B)                              Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

PART 2
CONDITIONS PRECEDENT

2.                                    CONDITIONS PRECEDENT

2.1                              Conditions Precedent to first Utilisation

The Company may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived.  The Facility Agent (acting reasonably) shall notify the Company and the Lenders promptly upon being so satisfied.

2.2                              Conditions Precedent to each Utilisation

The Lenders will only be obliged to comply with clause 6.5 (Lenders’ participation) if, on the proposed Utilisation Date, disregarding for the purposes of paragraph (A) below the effect of clause 20(A) and 20(B) (Events of Default):

(A)                              in the case of an Ultimate Letter of Credit renewed or extended in accordance with clause 6.9 (Renewal or extension of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(B)                              an Authorised Signatory of the Company certifies that the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

PART 3
OPERATION OF THE FACILITY

3.                                     THE FACILITY

3.1                              Facility Commitment amounts

(A)                              Subject to the terms of the Finance Documents, the Lenders have agreed to make available to the Borrower a secured multicurrency revolving letter of credit facility on the terms and conditions set out in this Agreement (the “Facility”) in an aggregate amount equal to the Total Commitments.

(B)                              The Facility may only be utilised by way of Letters of Credit.

3.2                              Additional Commitments

(A)                              KECI may request that the Total Commitments be increased by the provision of additional commitments under the Facility (each such increase being a “Requested Additional Commitment”), by providing written notice to the Facility Agent (such notice being an “Additional Commitment Notice”) provided that,

(i)                                    the Additional Commitment Notice shall be delivered prior to the expiry of the Availability Period;

(ii)                                 the increase in and/or, as the case may be, assumption of Requested Additional Commitments is to take effect before the expiry of the Availability Period;

(iii)                              the Total Commitments would not exceed USD 125,000,000 immediately following such increase;

(iv)                             the aggregate Requested Additional Commitments by which the Total Commitments have at any given time been increased pursuant to this Clause 3.2(A) shall not exceed USD 50,000,000;

(v)                                no Event of Default is continuing or would arise as a result of the provision of the Requested Additional Commitment; and

(vi)                             the terms of the Requested Additional Commitment shall, for all purposes of this Agreement, be treated pursuant to the terms of this Agreement in the same manner as the existing Commitments.

(B)                              Each Additional Commitment Notice shall:

(i)                                    confirm that the requirements of clause 3.2(A) above are fulfilled; and

(ii)                                 specify the date upon which the Requested Additional Commitment is anticipated to be made available to the Borrower (the “Additional Commitment Date”).

(C)                              Upon receipt of any notice pursuant to clause 3.2(A) above, the Facility Agent shall promptly notify the Lenders of such request, and on or before the Additional Commitment Date, each Lender shall inform the Facility Agent of the amount in the Base Currency of the Requested Additional Commitment which it will make available on a committed basis (each a “Committed Additional Participation”).  The Facility Agent shall promptly notify KECI of the details of each Committed Additional Participation.

(D)                              If, on the Additional Commitment Date, the aggregate amount of the Committed Additional Participation is less than the Requested Additional Commitment, the Borrower may agree with any bank or financial institution which is not a Lender (each an “Additional Lender”) that they will participate in the Facility provided that:

(i)                                    any such Additional Lender agrees to become a Lender under this Agreement and make available a Commitment on the terms and conditions of this Agreement and the Borrower notifies the Facility Agent of the same, on or prior to the Additional Commitment Date; and

(ii)                                 KECI shall procure that on or prior to the Additional Commitment Date, such Additional Lender delivers a Lender Accession Notice in the form set out in Schedule 7 (Form of Lender Accession Notice) duly completed and signed on behalf of the Additional Lender and specifying its Committed Additional Participation to the Facility Agent.

(E)                               Subject to the conditions in paragraphs (B) and (D) above being met, from the relevant Additional Commitment Date:

(i)                                    the Additional Lender shall make available the relevant Committed Additional Participation for Utilisation under the Facility in accordance with the terms of this Agreement (as amended);

(ii)                                 the Committed Additional Participation shall rank pari passu with respect to existing Commitments; and

(iii)                              any necessary rebalancing of the Commitments and outstandings under the Facility and the Committed Additional Participation provided by the Additional Lender to ensure that they are pro rata (the “New Commitment Rebalancing”) will be made, at the Borrower’s election, by the Facility Agent making utilisations from the Committed Additional Participation in priority to utilisations from Commitments under the Facility to procure, as far as practicable, any New Commitment Rebalancing, following which all utilisations shall be made pro rata.

(F)                                Each Additional Lender shall become a party to the Finance Documents (and be entitled to share in the Security created under the Security Documents in accordance with the terms of the Finance Documents) if such Additional Lender accedes to the Finance Documents in accordance with the Finance Documents.

(G)                              Each party (other than the relevant Additional Lender) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Lender Accession Notice which has been duly completed and signed on behalf of that proposed Additional Lender and each Party agrees to be bound by such accession.  The Facility Agent must promptly sign any such Lender Accession Notice (and in any event within three Business Days of receipt).

(H)                             The Facility Agent shall only be obliged to execute a Lender Accession Notice delivered to it by an Additional Lender once the Facility Agent (and LC Issuing Bank) (acting reasonably) has, to the extent that the necessary information is not already available to it, received all required information to comply with all (i) “know your customer” requirements or (ii) other similar checks required, in each case by law, regulation or the LC Issuing Bank’s mandatory internal policy (as consistently applied) regarding environmental issues, each in relation to the accession of such Additional Lender.

(I)                                  On the date that the Facility Agent executes a Lender Accession Notice:

(i)                                    the Additional Lender party to that Lender Accession Notice, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Additional Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of that accession and with the Commitment specified by it as its Committed Additional Participation; and

(ii)                                 that Additional Lender shall become a Party to this Agreement as a “Lender”.

(J)                                  Clause 21.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 3.2 in relation to an Additional Lender as if references in that clause to:

(i)                                    an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)                                 the “New Lender” were references to that “Additional Lender”; and

(iii)                              a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(K)                              To the extent that the Total Commitments would exceed USD 75,000,000 immediately following such increase, on the Additional Commitment Date the Borrower shall pay to the Facility Agent, for the account of the Lenders to share rateably in accordance with their Committed Additional Participation, a fee to be agreed between the Borrower and the Facility Agent at such time.

4.                                     FINANCE PARTIES’ RIGHTS AND OBLIGATIONS

(A)                              The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under any Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(B)                              The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (C) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of any amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(C)                              A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

5.                                     PURPOSE

5.1                              Purpose

The Facility shall be used for the purpose of the issue of Letters of Credit in support of documented performance obligations (excluding payment obligations), except for any Trade Letters of Credit, or as otherwise agreed by the Parties.

5.2                              Monitoring

No Finance Party is bound to monitor or verify the application of any Letter of Credit made pursuant to the Finance Documents.

6.                                     UTILISATION

6.1                              Availability Period

Subject to the satisfaction of the relevant Conditions Precedent, the Facility shall be available for drawing during the Availability Period.

6.2                              Delivery of a Utilisation Request for Letters of Credit

(A)                              Subject to clause 6.6(L) (Issue of Letters of Credit), the Borrower may request an Ultimate Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request substantially in the form of Schedule 3 (Utilisation Request) not later than five Business Days prior to the proposed Utilisation Date.  The Utilisation Request shall attach the form of the proposed

Ultimate Letter of Credit including confirmation as to whether such form falls within paragraph (A), (B) or (C) of the definition of “Letter of Credit” in clause 1.1 (Definitions).

(B)                              If the form of the proposed Ultimate Letter of Credit requires the agreement of the LC Issuing Bank and the Facility Agent pursuant to paragraph (C) of the definition of “Letter of Credit” in clause 1.1 (Definitions), in the event that either the LC Issuing Bank or the Facility Agent does not approve the form, then:

(i)                                    the objecting party shall inform the Borrower of the grounds for its objection and confirm what changes would reasonably need to be made to make the form of the Ultimate Letter of Credit acceptable; and

(ii)                                 the Utilisation Request shall be deemed to be revoked (but without the Borrower incurring any cost or liability to any Finance Party whatsoever as a consequence of such revocation).

6.3                              Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for an Ultimate Letter of Credit is irrevocable (except where otherwise provided for in this Agreement) and will not be regarded as having been duly completed unless:

(A)                              the proposed Utilisation Date is a Business Day within the Availability Period;

(B)                              the term of the Ultimate Letter of Credit requested is not more than five years;

(C)                              the currency and amount of the Ultimate Letter of Credit requested complies with clauses 6.4 (Amount), 6.6 (Issue of Letters of Credit) and 6.8 (Conditions relating to Optional Currencies) respectively;

(D)                              the form of the Ultimate Letter of Credit is in the form set out in paragraph (A) or (B) of the definition of “Letter of Credit” in clause 1.1 (Definitions), or is approved by the LC Issuing Bank pursuant to clause 6.2 (Delivery of a Utilisation Request for Letters of Credit); and

(E)                               the delivery instructions for the Ultimate Letter of Credit are specified; and

(F)                                it is accompanied by extracts of those underlying documents related to the Ultimate Letter of Credit which are reasonably required and requested by the LC Issuing Bank to facilitate the negotiation and issuance of the Ultimate Letter of Credit.

6.4                              Amount

(A)                              The amount of any proposed Ultimate Letter of Credit under the Facility must be a minimum of USD 250,000 (or the equivalent in any Optional Currency at the Facility Agent’s Spot Rate of Exchange) (or such lower amount as agreed between the Parties acting reasonably).

(B)                              The maximum amount of any single Ultimate Letter of Credit cannot exceed USD 55,000,000 (or the equivalent in any Optional Currency at the Facility Agent’s Spot Rate of Exchange) (or such higher amount as agreed between the Parties acting reasonably).

(C)                              The maximum amount of all Ultimate Letters of Credit issued in favour of a single beneficiary or any number of beneficiaries in a single jurisdiction cannot at any time exceed USD 55,000,000 (or the equivalent in any Optional Currency at the Facility Agent’s Spot Rate of Exchange) (or such higher amount as agreed between the Parties acting reasonably).

6.5                              Lenders’ participation

(A)                              If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Issuing Bank Letter of Credit available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.

(B)                              The amount of a Lender’s participation in that Issuing Bank Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of the relevant Issuing Bank Letter of Credit.

(C)                              Upon notification of a Utilisation to the Facility Agent pursuant to clause 6.2 (Delivery of a Utilisation Request for Letters of Credit), the Facility Agent shall notify each Lender of the Base Currency Amount of each Issuing Bank Letter of Credit registered and the Base Currency Amount of its participation in each relevant Issuing Bank Letter of Credit.

6.6                              Issue of Letters of Credit

(A)                              If the conditions set out in this Agreement have been met, the LC Issuing Bank shall (as applicable in accordance with Clauses 6.6(D) and 6.6(E)):

(i)                                    issue;

(ii)                                 subject to Clause 6.7(D) (Use of Third Party LC Issuing Banks), procure that a Subsidiary Issuing Bank issue; or

(iii)                              subject to Clause 6.7(D) (Use of Third Party LC Issuing Banks), use its best efforts to procure that a Correspondent Issuing Bank issue,

each Ultimate Letter of Credit on the relevant Utilisation Date proposed in the Utilisation Request.

(B)                              The LC Issuing Bank will only be obliged to comply with paragraph (A) above if on the date of the Utilisation Request or Renewal or Extension Request and on the proposed Utilisation Date:

(i)            the making of the proposed Utilisation would not result in the total outstanding Issuing Bank Letters of Credit exceeding 40;

(ii)           the making of the proposed Utilisation would not result in the aggregate of all outstanding Issuing Bank Letters of Credit exceeding the Total Commitments;

(iii)          the LC Issuing Bank and the Lenders have completed all applicable (i) know-your-customer requirements and (ii) compliance requirements, in each case as required by law, regulation or the LC Issuing Bank’s mandatory internal policy (as consistently applied) regarding environmental issues, each in relation to the Beneficiary of the Ultimate Letter of Credit.

(C)                              Subject to clause 6.15(B) (Cash collateralisation), the Borrower may request a Utilisation which requires an Ultimate Letter of Credit to be issued which has a term greater than the Availability Period under the Facility.

(D)                              Subject to Clause 6.7(D), if the Borrower requests a Utilisation which requires an Ultimate Letter of Credit to be issued in a country in which the LC Issuing Bank (or a Subsidiary Issuing Bank) has a Facility Office (or branch), then the LC Issuing Bank shall satisfy any such request (or procure that a Subsidiary Issuing Bank does so), in each case unless the LC Issuing Bank (or, as applicable, the Subsidiary Issuing Bank) is prevented from doing so by mandatory internal policy requirements (as applied consistently) or by applicable law or regulation. For the avoidance of doubt, this clause 6.6(D) shall not apply to any Ultimate Letter of Credit required to be issued by the LC Issuing Bank’s London branch.

(E)                               If the Borrower requests a Utilisation:

(i)            which requires an Ultimate Letter of Credit to be issued by a financial institution in a country in which the LC Issuing Bank does not have (and no Subsidiary Issuing Bank has) a Facility Office (or branch); or

(ii)           which the LC Issuing Bank is not required to fulfil (or procure be fulfilled) pursuant to Clause 6.6(D) as a result of circumstances referred to therein; and

(iii)          which the LC Issuing Bank would, but for the circumstances in paragraphs (i) or (ii) above (as applicable), be required to issue (or procure be issued) on the relevant requested Utilisation Date and otherwise in the manner requested, then, subject to paragraph (F) below and Clause 6.7(D) (Use of Third Party LC Issuing Banks), the LC Issuing Bank shall use its best efforts to procure that such Ultimate Letter of Credit be issued by a Correspondent Issuing Bank on the relevant requested Utilisation Date and otherwise in the manner requested.

(F)                                The LC Issuing Bank shall be under no obligation to use its best efforts to procure that an Ultimate Letter of Credit be issued by a Correspondent Issuing Bank in accordance with paragraph (E) above, unless:

(i)                                    the Borrower provides the LC Issuing Bank with such information as the LC Issuing Bank may reasonably request to procure the issuance of that Third Party Letter of Credit; and

(ii)                                 the Borrower gives its consent for such information to be disclosed to the relevant Correspondent Issuing Bank.

(G)                              The Borrower may request that an Ultimate Letter of Credit is issued in the Base Currency or, subject to clause 6.8 (Conditions relating to Optional Currencies), in an Optional Currency.

(H)                             For the avoidance of doubt, subject to clause 6.16 (Letters of Credit issued on behalf of a Non-Borrower Entity) the Borrower may request that an Ultimate Letter of Credit is issued on behalf of any member of the Group (and the LC Issuing Bank shall comply with any such request).

(I)                                  The Borrower may request that an Ultimate Letter of Credit is issued which is governed by the governing law of any jurisdiction (and the LC Issuing Bank shall comply with any such request). Where a Letter of Credit is to be governed by law which is not the law of England, the Borrower shall, if so requested by the LC Issuing Bank, pay the reasonable legal costs of the LC Issuing Bank incurred in relation to instructing external advisers to provide it and the Finance Parties with such advice as may reasonably be required in relation to that Letter of Credit.

(J)                                  In the event that the rating of the LC Issuing Bank’s long-term unguaranteed, unsecured securities or debt (or that of a relevant Subsidiary Issuing Bank) falls below A3 (Moody’s) or falls below a comparable rating from any other internationally recognised credit rating agency, then in any such case the LC Issuing Bank shall, without imposing any cost or penalty of any kind (arising under this Agreement or otherwise), at the direction of the Borrower novate (or procure that such Subsidiary Issuing Bank novate) any Ultimate Letter of Credit identified by the Borrower to a person willing to accept the rights and obligations thereunder, subject to:

(i)                                    the Borrower obtaining the prior consent and cooperation of the relevant Beneficiary in relation to the novation of the Ultimate Letter of Credit; and;

(ii)                                 the LC Issuing Bank (and/or the relevant Subsidiary Issuing Bank) completing all (i) know-your-customer requirements and (ii) compliance requirements which are, in each case required by law or regulation, each in relation to such person.

In both cases the LC Issuing Bank will, at the Borrower’s cost, cooperate with the Borrower and sign such documents as may be necessary to effect the relevant transaction (or procure that the relevant Subsidiary Issuing Bank do so) provided the LC Issuing Bank is satisfied that such documents release it (and/or the relevant Subsidiary Issuing Bank) from all obligations under the relevant Ultimate Letter of Credit. The LC Issuing Bank shall have no obligation to procure a person willing to issue replacement Letters of Credit or have Letters of Credit novated to it.

(K)                              The Facility Agent shall notify the LC Issuing Bank and each Lender of the details of each requested Ultimate Letter of Credit and its participation in the relevant Issuing Bank Letter of Credit within five Business Days.

(L)                               If the Borrower requests a Utilisation which requires an Ultimate Letter of Credit to be issued in accordance with clauses 6.6(D), (E) or (I) above, the LC Issuing Bank shall not be required to issue such Letter of Credit or procure that such Letter of Credit is issued unless the Borrower provides 10 Business Days’ advance notice of such request.

6.7                              Use of Third Party LC Issuing Banks

(A)                              The LC Issuing Bank shall not procure the issuance of any given Third Party Letter of Credit without the prior written consent of the Borrower, such consent to include express approval by the Borrower of:

(i)                                    the identity of the Correspondent Issuing Bank (if applicable);

(ii)                                 the Third Party LC Margin associated with such Third Party Letter of Credit; and

(iii)                              any material conditions required by the Third Party Issuing Bank to be fulfilled prior to the issuance of such Third Party Letter of Credit.

(B)                              The LC Issuing Bank shall use its best efforts to provide to the Borrower, within 10 Business Days of the date of the relevant Utilisation Request, such information as the Borrower may reasonably require in order to elect whether or not to provide the consent referred to in Clause 6.7(A).

(C)                              If, with respect to a given Third Party Letter of Credit:

(i)                                    the Borrower notifies the LC Issuing Bank that it does not provide the consent referred to in Clause 6.7(A);

(ii)                                 the Borrower does not provide such consent to the LC Issuing Bank within 10 Business Days of the LC Issuing Bank requesting the same; or

(iii)                              the Borrower notifies the LC Issuing Bank of its revocation of any such consent previously granted (provided that the LC Issuing Bank receives such notification not less that 10 Business Days prior to (x) the date upon which the LC Issuing Bank instructs the Third Party Issuing Bank to issue such Third Party Letter of Credit or (y) the last day upon which the LC Issuing Bank is permitted to revoke any such instruction previously issued to the Third Party Issuing Bank), the relevant Utilisation Request shall be deemed to have been revoked.

(D)                              The LC Issuing Bank shall not be under any obligation to procure or (as applicable) to use its best efforts to procure the issuance of any Third Party Letter of Credit:

(i)                                    prior to its receipt of the written consent of the Borrower in respect thereof (if any) pursuant to Clause 6.7(A); or

(ii)                                 to the extent that any condition associated with such Third Party Issuing Bank referred to in Clause 6.7(A)(iii) is not fulfilled due to circumstances beyond its reasonable control.

(E)                               Following each payment by the LC Issuing Bank of the Third Party LC Margin associated with any Third Party Letter of Credit, the LC Issuing Bank shall promptly provide the Borrower with reasonable written evidence thereof.

(F)                                The LC Issuing Bank shall take all reasonable steps to minimise Third Party LC Margins and any other additional costs.

(G)                              The LC Issuing Bank shall be entitled to issue one or more Third Party Counter-Indemnities in connection with the issuance of any Third Party Letter of Credit, provided that:

(i)                                    any such Third Party Counter-Indemnity shall for all purposes under the Finance Documents be treated as a Letter of Credit (including, without limitation, for the purposes of the definition of Issuing Bank Letter of Credit and Clause 6.10 (Claims under a Letter of Credit); and

(ii)                                 any such issuance of a Third Party Counter-Indemnity (and not, for the avoidance of doubt, the issuance of the associated Ultimate Letter of Credit) shall constitute a Utilisation of the Facility.

(H)                             The LC Issuing Bank shall be under no obligation, other than that set out in Clause 6.6(E) (Issue of Letters of Credit), to procure the issuance by a Correspondent Issuing Bank of any Ultimate Letter of Credit.

(I)                                  The LC Issuing Bank shall use its reasonable efforts to assist the Borrower in procuring the performance by any Correspondent Issuing Bank of any of such Correspondent Issuing Bank’s obligations in respect of any such Ultimate Letter of Credit.

(J)                                  Without prejudice to paragraph (I) above, the LC Issuing Bank shall not be liable to any Party (whether in contract, tort or otherwise) for any failure by any Correspondent Issuing Bank to perform any obligations in respect of any Ultimate Letter of Credit or for the manner of the performance by any Correspondent Issuing Bank of the same.

6.8                              Conditions relating to Optional Currencies

The Borrower shall select the currency of an Ultimate Letter of Credit in the relevant Utilisation Request or Renewal or Extension Request.  An Ultimate Letter of Credit may be issued in the Base Currency or any currency which is freely convertible into the Base Currency and approved by the LC Issuing Bank acting reasonably (such currency being an “Optional Currency”). In the event that such currency is not approved by the LC Issuing Bank, the LC Issuing Bank shall notify the Facility Agent and the Borrower in writing not less than three Business Days prior to the proposed Utilisation Date, and the relevant Utilisation Request shall be deemed to be revoked upon the delivery of such notice (without the Borrower incurring any cost or liability to any Finance Party whatsoever).

6.9                              Renewal or extension of a Letter of Credit

(A)                              The Borrower may request any Ultimate Letter of Credit issued under this Agreement be renewed or extended by delivery to the Facility Agent of a renewal or extension request in the form set out in Schedule 9 (Form of Renewal or Extension Request) by the fifth Business Day before the date of the proposed renewal (a “Renewal or Extension Request”).

(B)                              The Lenders shall treat any Renewal or Extension Request in the same way as a Utilisation Request for an Ultimate Letter of Credit.

(C)                              The terms of each renewed or extended Ultimate Letter of Credit shall be the same as those of the relevant Ultimate Letter of Credit immediately prior to its renewal or extension, except that:

(i)                                    its amount may be less than the amount of the Ultimate Letter of Credit;

(ii)                                 (in relation to a renewal only) its Term shall start on the date which was the expiry date of the Ultimate Letter of Credit immediately prior to its renewal and shall end on the proposed expiry date specified in the Renewal or Extension Request; and

(iii)                              (in relation to an extension only) its Term shall start on the date which was the start date of the Ultimate Letter of Credit immediately prior to its extension, and shall end on the proposed expiry date specified in the Renewal or Extension Request.

(D)                              If the conditions set out in this Agreement have been met, the LC Issuing Bank shall re-issue and/or amend (or procure that a relevant Third Party LC Issuing Bank does so) any Ultimate Letter of Credit pursuant to a Renewal or Extension Request.

6.10                       Claims under a Letter of Credit

(A)                              The Borrower irrevocably and unconditionally authorises the LC Issuing Bank to pay any claim made or purported to be made under an Issuing Bank Letter of Credit and which appears on its face to be in order (a “Claim”).

(B)                              Subject to paragraph (C) below, the Borrower shall within five Business Days on written demand by the Facility Agent pay to the LC Issuing Bank for the account of each Lender an amount equal to the amount of any Claim.  The Borrower irrevocably authorises the use by the Facility Agent, the Security Agent and the Account Bank, of amounts standing to the credit of the LC Cash Collateral Accounts in making such payment and each of the Facility Agent and the Security Agent shall take all such steps (and procure that the Account Bank takes all such steps) as may reasonably be required (at the cost of the Borrower) for the Borrower to make such payment.

(C)                              The Borrower acknowledges that the LC Issuing Bank:

(i)                                    is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)                                 deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(D)                              The obligations of the Borrower under this clause will not be affected by:

(i)                                    the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)                                 any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

6.11                       Indemnities

(A)                              Subject to clause 6.10 (Claims under a Letter of Credit), the Borrower shall immediately on demand indemnify the LC Issuing Bank against any cost, loss or liability (including any Third Party LC Margin but excluding any Third Party LC Issuing Fees) incurred by the LC Issuing Bank in acting as LC Issuing Bank hereunder (otherwise than by reason of such LC Issuing Bank’s gross negligence or wilful misconduct).

(B)                              Each Lender shall (according to its portion of the Available Facility), immediately on demand by the Facility Agent (acting on the instructions of the LC Issuing Bank), indemnify the LC Issuing Bank against any cost, loss or liability (including any Third Party LC Margin but excluding any Third Party LC Issuing Fees) incurred by the LC Issuing Bank (otherwise than by reason of such LC Issuing Bank’s gross negligence or wilful misconduct) in acting as such LC Issuing Bank hereunder (unless the LC Issuing Bank has been reimbursed by the Borrower pursuant to a Finance Document).

(C)                              Subject to clause 6.10 (Claims under a Letter of Credit), the Borrower shall immediately on demand reimburse any Lender for any payment it makes to the LC Issuing Bank under this clause 6.11.

(D)                              The obligations of each Lender and the Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or, as the case may be, the Borrower in respect of any Issuing Bank Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(E)                               The obligations of a Lender or a Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)                                    any time, waiver or consent granted to, or composition with, any Obligor, any Beneficiary or any other person;

(ii)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)                              the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any Beneficiary or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                             any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any Beneficiary or any other person;

(v)                                any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)                             any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)                          any insolvency or similar proceedings.

6.12                       Role of the LC Issuing Bank

(A)                              Nothing in this Agreement designates the LC Issuing Bank as a trustee or fiduciary of any other person.

(B)                              The LC Issuing Bank shall not be bound to account to any Lender for any sum, or the profit element of any sum received by it for its own account.

(C)                              The LC Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(D)                              The LC Issuing Bank may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                 any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(E)                               The LC Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(F)                                The LC Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(G)                              The LC Issuing Bank is not responsible for:

(i)                                    the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

6.13                       Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the LC Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (A) to (D) of clause 23.14 (Credit appraisal by the Lenders).

6.14                       Amendments and Waivers

Notwithstanding any other provision of any Finance Document, an amendment or waiver which relates to the rights or obligations of the LC Issuing Bank may not be effected without the consent of the LC Issuing Bank.

6.15                       Cash collateralisation

(A)                              The Borrower shall deposit and maintain Cash Collateral in the LC Cash Collateral Accounts which is in aggregate at least equal to 75 per cent. of the aggregate USD face value of all outstanding Ultimate Letters of Credit issued under the Facility at any time.

(B)                              If any Ultimate Letter of Credit has an expiry date which is after the Termination Date (an “Ongoing Letter of Credit”) and if the Facility has not been extended or otherwise replaced, then during the period between the Termination Date and the expiry date of any Ongoing Letter of Credit, the Borrower shall, for each such Ongoing Letter of Credit, deposit and maintain Cash Collateral in the LC Cash Collateral Accounts which is at least equal to 100 per cent. of the USD face value of each Ongoing Letter of Credit.  For the avoidance of doubt, this obligation shall survive the occurrence of the Termination Date.

(C)                              Within five Business Days after a breach of any of the Financial Covenants in clause 18 (Financial Covenants) the Borrower shall, until such breach is no longer continuing, deposit and maintain Cash Collateral in the LC Cash Collateral Accounts at least equal to 100 per cent. of the aggregate USD face value of all current outstanding Ultimate Letters of Credit drawn under the Facility.

(D)                              The LC Issuing Bank shall (i) every six months from the date of this Agreement, (ii) following notification from the LC Issuing Bank of a significant currency disruption event, or (iii) at the reasonable request of the Lenders (and to the extent that such day is not a Business Day, on the immediately following Business Day), the LC Issuing Bank shall determine and inform the Borrower within five Business Days of the USD face value of the Cash Collateral in the LC Cash Collateral Accounts and the USD face value of each current outstanding Ultimate Letter of Credit (the “Forex Calculation”), such amount to be least equal to 75 per cent. of the aggregate USD face value of such current outstanding Ultimate Letter of Credit issued under the Facility based on the Facility Agent’s Spot Rate of Exchange on the Business Day on which the Forex Calculation is made.

(E)                               If at any time there is insufficient Cash Collateral standing to the credit of the LC Cash Collateral Accounts pursuant to either clause 6.15(A), 6.15(B), 6.15(C), 6.15(D) or clause 8.2(A)(iii) (Change of Control) the Borrower shall be required to deposit and maintain the required additional Cash Collateral in the LC Cash Collateral Accounts within five Business Days of being notified in writing by the Facility Agent of such insufficiency.

(F)                                The Borrower may at any time instruct the Facility Agent to instruct the Security Agent and the Account Bank to release any Cash Collateral standing to the credit of the LC Cash Collateral Accounts (subject to the terms of the Deposit Agreements) which is not then required to be maintained in that account in accordance with the terms of this Agreement (such amount as calculated and confirmed by the Facility Agent in each case) (including, if necessary, by releasing any security held over such amount) and for such amount to be paid to the Borrower or as the Borrower shall instruct (and the Facility Agent and the Security Agent shall comply and shall procure that the Account Bank complies with such instructions).  For the avoidance of doubt, where the Borrower has deposited an amount into the LC Cash Collateral Accounts to cure or to prevent an Event of Default from occurring or continuing pursuant to clause 20.3 (Breach of Financial Covenants), then on and from the date upon which such Event of Default has been (and remains) cured or waived the Borrower shall be entitled to withdraw any excess amount above the amount which would otherwise be required to be deposited into the LC Cash Collateral Accounts pursuant to clause 6.15(A).

6.16                       Letters of Credit issued on behalf of a Non-Borrower Entity

If the Borrower requests that an Ultimate Letter of Credit is issued on behalf of a member of the Group (other than the Borrower itself) (a “Non-Borrower Entity”) in accordance with clause 6.6(H) (Issue of Letters of Credit) the following conditions shall apply:

(A)                              the LC Issuing Bank shall have no obligation to issue such a Letter of Credit (or procure the issuance of the same) unless the Borrower has supplied to the LC Issuing Bank such documentation and other evidence as is requested by the LC Issuing Bank in order for the LC Issuing Bank to carry out and be satisfied it (and/or any relevant Third Party Issuing Bank) has complied with all (i) “know your customer” requirements; or (ii) other similar checks, in each case as required under all applicable laws and regulations in respect of the relevant Non-Borrower Entity;

(B)                              for the avoidance of doubt, notwithstanding that there may be no mention of the Borrower in the terms of the Ultimate Letter of Credit, once issued such Ultimate Letter of Credit shall be an Ultimate Letter of Credit under this Agreement and the relevant Issuing Bank Letter of Credit shall be for the account of the Borrower;

(C)                              the LC Issuing Bank may act in accordance with the proper instructions of a Non-Borrower Entity without reference to, or the approval of, the Obligors;

(D)                              neither the LC Issuing Bank nor the Facility Agent shall have any obligation to inform or deliver to the Obligors any notice or declaration given to it by any Non-Borrower Entity; and

(E)                               for the avoidance of doubt, all of the terms of this Agreement shall apply to any Ultimate Letter of Credit issued on behalf of a Non-Borrower Entity.

PART 4
PAYMENTS, CANCELLATION, INTEREST AND FEES

7.                                     REPAYMENT

Subject to clause 6.10 (Claims under a Letter of Credit), if a Claim is made under an Issuing Bank Letter of Credit, the Borrower shall repay an amount equal to the Claim within five Business Days of written demand by the LC Issuing Bank.

8.                                     PREPAYMENT AND CANCELLATION

8.1                              Illegality

(A)                              If (x) it is or becomes unlawful in any applicable jurisdiction for a Lender (an “Illegality Lender”) to perform any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in any Utilisation or (y) any member of the Group is or becomes a Sanctioned Person:

(i)                                    that Lender shall (or, in the case of (y) above, any Lender may) promptly notify the Facility Agent upon becoming aware of that event;

(ii)                                 in the case of (x) above only, the Borrower shall to the extent possible and at the sole discretion of the Borrower, implement arrangements whereby all of the Illegality Lender’s Commitment is transferred to a Lender or a New Lender and the affected Illegality Lender will provide all reasonable assistance to facilitate such transfer; and

(iii)                              in the case of (x) above only, where the process described at paragraph (ii) above is not possible, (or, in the case of (y) above, if the relevant Lender so specifies in its notice or any subsequent notice) the Commitment of that Lender will be immediately cancelled and the Borrower shall repay the relevant Lender’s participations in the Utilisations made to the Borrower on the date specified by the relevant Lender in the notice delivered to the Facility Agent.

(B)                              If it becomes unlawful in any applicable jurisdiction for the Borrower to perform any of its obligations as contemplated by the Finance Documents:

(i)                                    the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)                                 the Facility Agent shall notify the Lenders; and

(iii)                              with all reasonable assistance of the Lenders the Borrower shall endeavour to cancel all outstanding Ultimate Letters of Credit within 90 days of the notice provided under clause 8.1(B)(i) (Illegality).

8.2                              Change of Control

(A)                              Upon a Change of Control:

(i)                                    the Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(ii)                                 the LC Issuing Bank shall not be obliged to issue (or procure the issuance of) any Letter of Credit except pursuant to a Renewal or Extension Request;

(iii)                              if the Majority Lenders so require, the Borrower shall, as soon as practicable (and in any event within 30 Business Days) deposit and maintain in the LC Cash Collateral Accounts an amount equal to the aggregate face value of all outstanding Issuing Bank Letters of Credit at that time.

(B)                              For the purpose of paragraph (A) above, “Change of Control” means any person (or persons with whom they act in concert) other than a Permitted Transferee acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in the Obligor carrying a right to vote in general meetings of that company. For the avoidance of doubt, a Change of Control shall not occur on an IPO of any shareholder (directly or indirectly) in the Borrower.

(C)                              For the purposes of paragraph (B) above, any persons includes more than one person acting in concert and a “Permitted Transferee” means:

(i)                                    a Shareholder;

(ii)                                 a Shareholder Affiliate;

(iii)                              a member of the Group; or

(iv)                             a person who is otherwise approved by the Majority Lenders (acting reasonably) provided that any Lender which does not grant its approval may, on not less than 30 days’ written notice to the Facility Agent and the Company, demand that its participation in the Facility be prepaid in full and that its Commitment be immediately cancelled, provided that the Company may, in accordance with paragraph (B) of clause 8.5 (Right of repayment and cancellation in relation to a single Lender) procure the replacement of that Lender or the transfer of its participation and Commitment to another Lender (with that Lender’s consent) rather than such prepayment and cancellation provided that such replacement or transfer is completed within the relevant notice period given by the relevant Lender.  If such replacement or transfer does not occur within the relevant period, that Lender’s participation in the Facility shall be immediately due and payable in full by the Borrower and its Commitment immediately cancelled.

8.3                              Automatic cancellation

At the close of business in London on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.

8.4                              Voluntary cancellation

(A)                              The Company may, by giving not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the Available Facility in whole or in part (but if in part, in a minimum amount of USD 1 million or, if less, the relevant Commitments in the Available Facility).  The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than 10 Business Days after the relevant notice is received by the Facility Agent.

(B)                              Any valid notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect.  Without prejudice to Clause 3.2 (Additional Commitments), no part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be utilised.

(C)                              When any cancellation of Commitments under the Facility takes effect, each Lender’s Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment under the Facility bears to the Available Facility (at that time).

8.5                              Right of repayment and cancellation in relation to a single Lender

(A)                              If:

(i)                                    the Company reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under clause 11.2 (Tax gross-up);

(ii)                                 the Company receives a notice from the Facility Agent under clause 11.3 (Tax Indemnity) or clause 12.1 (Increased costs);

(iii)                              any Lender is or becomes a Non-Funding Lender;

(iv)                             the rating of any Lender’s long-term unguaranteed, unsecured securities or debt is reduced to below A3 (Moody’s) or a comparable rating from an internationally recognised credit rating agency, the Company may, while (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of (iii) or (iv) above) the relevant circumstance continues:

(a)                                give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(b)                                in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that

Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below; or

(c)                                 replace that Lender in accordance with paragraph (B) below.

(B)                              The Company may:

(i)                                    in the circumstances set out in paragraph (A) above or pursuant to clause 8.1 (Illegality) or clause 8.2(A)(ii) (Change of Control), replace an Existing Lender (as defined in clause 21 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a “Replacement Lender”), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to the Borrower pursuant to an assignment or transfer in accordance with the provisions of clause 21 (Changes to the Lenders); or

(ii)                                 in the circumstances set out in paragraph (A)(iv)(a) of this clause 8.5, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:

(a)                                each assignment or transfer under this paragraph (B) shall be arranged by the Company (with such reasonable assistance from the Existing Lender as the Company may reasonably request); and

(b)                                no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (b) unless and until it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest and fees and all other amounts payable to the Existing Lender under this Agreement.

(C)                              On receipt of a notice from the Company referred to in paragraph (A) above, the Commitment of that Lender shall immediately be reduced to zero.

(D)                              Within 90 days of the Company having given notice of cancellation under paragraph (A) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s participation in the relevant Utilisation.

(E)                               Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under clause 14.1 (Mitigation).

9.                                     INTEREST

9.1                              Default interest

(A)                              Other than Cash Collateral, if an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 1 per cent. higher than the Margin.  Any interest accruing under this clause shall be immediately payable by the Obligor on written demand by the Facility Agent.

(B)                              Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each 90-day period but will remain immediately due and payable.

10.                              FEES

10.1                       Letter of Credit fee

(A)                              The Borrower shall pay to the LC Issuing Bank, for the account of the Lenders to share rateably in accordance with their participation in each Issuing Bank Letter of Credit, a letter of credit fee at a rate equal to the Margin (the “Letter of Credit Rate”) on the outstanding amount of each Issuing Bank Letter of Credit from the period starting from the Utilisation Date in respect of that Issuing Bank Letter of Credit until its expiry date or such earlier date upon which it is terminated (the “Letter of Credit Fee”).

(B)                              The Letter of Credit Fee shall continue to be payable on the full outstanding balance of each Issuing Bank Letter of Credit. The outstanding balance shall not be reduced by any amount of Cash Collateral deposited in the LC Cash Collateral Accounts.

(C)                              The accrued Letter of Credit Fee on each Issuing Bank Letter of Credit is payable quarterly in arrears and on the expiry date or such earlier termination date of each Issuing Bank Letter of Credit.

10.2                       Arrangement fee

The Borrower shall pay to the Facility Agent (for its own account) an arrangement fee in the amount and at the time agreed in the Fee Letter.

10.3                       Security Agent and Facility Agent fee

If the Original Lender ceases to be the sole Lender under the Facility, the Parties shall, acting reasonably, agree fees payable to the Security Agent and the Facility Agent (the “Security Agent Fee” and the “Facility Agent Fee” respectively).  The Borrower shall pay to the Security Agent and the Facility Agent the Security Agent Fee and the Facility Agent Fee in the amount and at the times agreed in a Fee Letter.

10.4                       Commitment fee

(A)                              The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee in USD, computed at the rate set out in paragraph (B) below, during the period commencing on the Effective Date and ending on the last day of the Availability Period.

(B)                              The annual rate to be used in calculating the commitment fee payable to a given Lender shall be 65 basis points on that Lender’s daily Available Commitment.

(C)                              The accrued commitment fee is payable quarterly in arrears following the Effective Date and (without double counting):

(i)                                    on the last day of the Availability Period; and

(ii)                                 if any Lender’s Available Commitment is cancelled in full in accordance with Clause 8 (Prepayment and Cancellation), any accrued commitment fee is also payable on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

10.5                       Issuing fee

(A)                              The Borrower shall pay to the LC Issuing Bank (for its own account) on the relevant Utilisation Date, an issuing fee of USD 10,000 with respect to each Issuing Bank Letter of Credit that is not issued in favour of a Correspondent Issuing Bank.

(B)                              The Borrower shall pay to the LC Issuing Bank (for its own account) on the relevant Utilisation Date, an issuing fee of USD 20,000 with respect to each Issuing Bank Letter of Credit that is issued in favour of a Correspondent Issuing Bank.

PART 5
TAXES, INCREASED COSTS AND INDEMNITIES

11.                              TAX GROSS-UP AND INDEMNITIES

11.1                       Definitions

(A)                              In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 11.2 (Tax gross-up) or a payment under clause 11.3 (Tax Indemnity).

11.2                       Tax gross-up

(A)                              Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)                              The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.

(C)                              If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)                              If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(E)                               Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing Authority.

(F)                                If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.

11.3                       Tax Indemnity

(A)                              Except as provided below, the Borrower shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party for or on account of Tax, by that Finance Party in respect of a Finance Document.

(B)                              Paragraph (A) above shall not apply:

(i)                                    with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:

(a)                                that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(b)                                that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party’s Facility Office; or

(ii)                                 to the extent a loss, liability or cost:

(a)                                is compensated for by an increased payment under clause 11.2 (Tax gross-up); or

(b)                                relates to a FATCA Deduction required to be made by a Party; or

(iii)                              with respect to any Tax assessed prior to the date which is 180 days prior to the date on which the relevant Finance Party requests such a payment from the Borrower, unless a determination of the amount claimed could only be made on or after the first of those dates.

(C)                              A Finance Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to the Company a copy of the notification by such Finance Party.

(D)                              A Finance Party shall, on receiving a payment from an Obligor under this clause, notify the Facility Agent.  The Finance Parties will undertake to use reasonable endeavours to obtain reliefs and remissions for taxes and deductions and to reimburse the Company for reliefs, remissions or credits obtained (but without any obligation to arrange its Tax affairs other than as it sees fit nor to disclose any information about its Tax affairs).

11.4                       Tax Credit

(A)                              If:

(i)                                    an Obligor makes a Tax Payment, and

(ii)                                 a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, and

(iii)                              that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the Tax Credit.

(B)                              Nothing in this clause will:

(i)                                    interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or

(ii)                                 oblige any Finance Party to disclose any information relating to its Tax affairs or computations.

11.5                       Stamp taxes

The Company shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of an assignment or transfer by a Lender.

11.6                       Value added tax

(A)                              All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.

(B)                              Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.

11.7                       FATCA Information

(A)                              Subject to paragraph (C) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                                    confirm to that other Party whether it is:

(a)                                a FATCA Exempt Party; or

(b)                                not a FATCA Exempt Party;

(ii)                                 supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)                              supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)                              If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(C)                              Paragraph (A) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                                    any law or regulation;

(ii)                                 any fiduciary duty; or

(iii)                              any duty of confidentiality.

(D)                              If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (C) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(E)                               Each Original Lender and each new Lender under Clause 21 (Changes to the Lenders) shall:

(i)                                    on the relevant Transfer Date (with regard to the relevant New Lender only); or

(ii)                                 on the date of a request from the Facility Agent,

supply to the Facility Agent:

(a)                                a withholding certificate on Form W-8, Form W-9 or any other relevant form certifying its status as a FATCA Exempt Party; or

(b)                                any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish its status as a FATCA Exempt Party.

(F)                                The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (E) above to the relevant Borrower.

(G)                              If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (E) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(H)                             The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (E) or (G) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (E), (F) or (G) above.

(I)                                  If a Lender subsequently becomes aware that it has ceased to be a FATCA Exempt Party, that Lender shall immediately notify the Facility Agent and the Facility Agent shall notify the relevant Borrower and the other Finance Parties.

11.8                       FATCA Deduction

(A)                              Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)                              Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

12.                              INCREASED COSTS

12.1                       Increased costs

(A)                              Subject to clause 12.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(B)                              In this Agreement “Increased Costs” means:

(i)                                    a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                 an additional or increased cost; or

(iii)                              a reduction of any amount due and payable under any Finance Document,

which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2                       Increased cost claims

(A)                              A Finance Party intending to make a claim pursuant to clause 12.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(B)                              Each Finance Party shall provide a certificate confirming the amount of its Increased Costs.

12.3                       Exceptions

(A)                              Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                    attributable to a Tax Deduction required by law to be made by an Obligor provided that this clause is without prejudice to any rights which the affected Lender may have under clause 11.2 (Tax gross-up) to receive a grossed up payment;

(ii)                                 attributable to a FATCA Deduction required to be made by a Party;

(iii)                              the subject of a claim under clause 11.3 (Tax Indemnity) (or might be or have been the subject of a claim under clause 11.3 (Tax Indemnity) but for any of the exclusions in paragraph (B) of clause 11.3 (Tax Indemnity);

(iv)                             incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with clause 12.2

(Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;

(v)                                attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or

(vi)                             attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(B)                              In this clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 11.1 (Definitions).

13.                              OTHER INDEMNITIES

13.1                       Currency indemnity

(A)                              If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                    making or filing a claim or proof against that Obligor; or

(ii)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)                              Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                       Other indemnities

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(A)                              the occurrence of any Event of Default;

(B)                              a failure by an Obligor to pay any amount due under a Finance Document on its due date.

13.3                       Indemnity to the Facility Agent

Each Obligor shall promptly on demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a direct result of:

(A)                              investigating any event which it reasonably believes is a Default; and

(B)                              acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor.

14.                              MITIGATION BY THE LENDERS

14.1                       Mitigation

(A)                              Each Finance Party shall, in consultation with the Company, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 11.2 (Tax gross-up), or clause 12.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(B)                              Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(C)                              Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise.  The Facility Agent shall notify the Company promptly of any such notification from a Finance Party.

14.2                       Limitation of liability

(A)                              Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 14.1 (Mitigation).

(B)                              A Finance Party is not obliged to take any steps under clause 14.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

PART 6
FINANCIAL INFORMATION

15.                              INFORMATION UNDERTAKINGS

The undertakings in this clause remain in force from the date of this Agreement until the Discharge Date.

15.1                       Books of account and auditors

Each Obligor shall:

(A)                              keep proper books of account relating to its business; and

(B)                              appoint and maintain as its auditors any Approved Auditor.

15.2                       Financial statements

(A)                              The Borrower shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):

(i)                                    as soon as they become available, but in any event within 180 days of the end of each financial year, the audited financial statements of the Original Guarantor for that financial year, and within 90 days of the end of each financial year, the annual management reports of the Borrower; and

(ii)                                 within 90 days of the end of each quarter, the unaudited quarterly consolidated financial statements of the Original Guarantor for that period.

(B)                              If during any financial year of the Original Guarantor there is a material change in the nature and extent of the accounting transactions which the Original Guarantor enters into, the Borrower shall promptly inform the Facility Agent thereof and the Borrower shall, if instructed to do so by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), supply to the Facility Agent (in sufficient copies for each Lender), as soon as they become available, but in any event within 180 days of request, the audited financial statements of the Original Guarantor for its last financial year.

15.3                       Year-end

The Borrower shall not change its financial year-end from the Accounting Reference Date without the consent of the Majority Lenders.

15.4                       Form of financial statements

(A)                              The Borrower must ensure that each set of financial statements supplied under this Agreement:

(i)                                    is certified by an Authorised Signatory of the Borrower as a true and correct copy; and

(ii)                                 gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant Borrower for the period to the date on which those financial statements were drawn up.

(B)                              Unless otherwise agreed with the Facility Agent, all financial statements delivered under this Agreement shall be prepared in accordance with the Approved Accounting Principles.

(C)                              The Borrower must notify the Facility Agent of any material change to the manner in which any audited or unaudited financial statements delivered under this Agreement are prepared.

(D)                              If requested by the Facility Agent, the Borrower must supply to the Facility Agent:

(i)                                    a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and

(ii)                                 sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited or unaudited financial statements delivered to the Facility Agent under this Agreement prior to such change.

15.5                       Compliance Certificate

(A)                              The Borrower must supply to the Facility Agent a Compliance Certificate with each set of financial statements sent to the Facility Agent under clause 15.2 (Financial statements), above certifying the matters specified in clause 15.4(A) (Form of financial statements) above and compliance with the financial covenants in clauses 18.1 (Debt cover ratio) and 18.2 (Interest cover ratio) below.

(B)                              A Compliance Certificate supplied in accordance with paragraph (A) above must be signed by two Authorised Signatories of the Borrower.

15.6                       Information: miscellaneous

Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:

(A)                              all documents dispatched by each Obligor to its Shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;

(B)                              promptly after becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are currently threatened or pending against the Guarantor or any member of the Group;

(C)                              promptly upon them being becoming available, (i) each annual work program and each budget to be delivered to any governmental ministry or analogous governmental body, in connection with any underlying licence which a Letter of Credit has been granted in relation to and (ii) any other analogous document or information as reasonably required by the LC Issuing Bank for any Letters of Credit issued for any purpose which is not related to exploration licences.

(D)                              promptly, such further information regarding the financial condition, assets, business and operations of the Guarantor or any member of the Group as the Facility Agent may reasonably request.

15.7                       Notification of Default

Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

15.8                       “Know your customer” and “customer due diligence” requirements

(A)                              Promptly upon the request of any Lender or the Facility Agent the Company shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Facility Agent (for itself or on behalf of any Lender or any prospective Lender) in order for such Lender, Facility Agent, (or any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Obligors under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Finance Documents.

(B)                              Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent, as the case may be, to carry out and be satisfied it has complied with all (i) “know your customer” requirements or (ii) other similar checks, in each case as required under all applicable laws and regulations, in each case pursuant to the transactions contemplated in the Finance Documents.

(C)                              The Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that a member of its Group becomes an Additional Guarantor pursuant to this Agreement.

(D)                              Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender, by law or applicable regulation, to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Guarantor.

15.9                       Use of websites

(A)                              Except as provided below, each Obligor may deliver any information under the Facility Agreement to the Facility Agent by posting it on to an electronic website if:

(i)                                    it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and

(ii)                                 the information posted is in a format required by this Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(B)                              Notwithstanding the above, the Company must supply to the Facility Agent within 10 Business Days of request, in paper form a copy of any information posted on the website together with sufficient copies for any Lender, if that Lender so requests.

(C)                              Each Obligor must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)                                    the website cannot be accessed;

(ii)                                 the website or any information on the website is infected by any electronic virus or similar software;

(iii)                              the password for the website is changed; or

(iv)                             any information to be supplied under the Facility Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraph (C)(i) or (ii) above occur, an Obligor must supply any information required under this Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.

PART 7
GUARANTEE

16.                              GUARANTEE AND INDEMNITY

16.1                       Guarantee and indemnity

Subject to clause 16.5 (Limitation on liability), each Guarantor irrevocably and unconditionally jointly and severally:

(A)                              guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(B)                              undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(C)                              indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

16.2                       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                       Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(A)                              the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(B)                              each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

16.4                       Waiver of defences

The obligations of each Guarantor under this clause 16 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(A)                              any time, waiver or consent granted to, or composition with, any Obligor or other person;

(B)                              the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(C)                              the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(D)                              any incapacity or lack of power, authority or legal personality or dissolution or change in the members or status of an Obligor or any other person;

(E)                               any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(F)                                any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(G)                              any insolvency or similar proceedings.

16.5                       Limitation on liability

No Guarantor shall have any liability under this clause 16  nor shall any Guarantor otherwise be required to make any payment to any Finance Party or to any trustee or agent on its behalf in respect of any liability of the Borrower which may, at that time, be satisfied by amounts standing to the credit of the LC Cash Collateral Accounts.  Subject to the foregoing, each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person claiming from that Guarantor under this clause 16.  This waiver applies, subject to the foregoing, irrespective of any law or any provision of a Finance Document to the contrary.

16.6                       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(A)                              subject to clause 6.10 (Claims under a Letter of Credit), refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(B)                              hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 16.

16.7                       Deferral of Guarantors’ rights

(A)                              Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)                                    to be indemnified by an Obligor;

(ii)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(iii)                              to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

(B)                              If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 27 (Payment Mechanics) of this Agreement.

16.8                       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

PART 8
REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT

17.                              REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.

17.1                       Status

(A)                              It is a limited liability or, as the case may be, an exempted company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(B)                              It has the power to own its assets and carry on its business as it is being conducted.

17.2                       Legal validity

Each Finance Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent) and that, so far as it is aware having made all due and careful enquiries, each Finance Document is in full force and effect.

17.3                       Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not conflict with:

(A)                              any applicable law or regulation;

(B)                              its constitutional documents; or

(C)                              any agreement binding upon it,

to the extent which has, or could reasonably be expected to have, a Material Adverse Effect.

17.4                       Powers and authority

It has (or had at the relevant time) the power and authority to execute and deliver the Finance Documents to which it is a party and it has the power and authority to perform its obligations under the Finance Documents to which it is a party and the transactions contemplated thereby.

17.5                       Authorisations

All Required Approvals (except to the extent already provided as a Condition Precedent, or where required by any Authority in respect of any Security Interest granted (or to be granted) under the Security Documents) have been obtained or effected and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).

17.6                       Stamp and registration duties

Except for registration fees, if any, payable in relation to the Charge, there is no stamp or registration duty or similar Tax or charge in respect of any Finance Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).

17.7                       No Default

No Default has occurred and is outstanding.

17.8                       Financial statements and other factual information

(A)                              The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with clause 15.2 (Financial Statements):

(i)                                    have been prepared in accordance with the Approved Accounting Principles (if relevant); and

(ii)                                 (if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.

(B)                              All factual information provided by or under the express direction of the Borrower to the Finance Parties in connection with the Facility was believed by the Borrower at the time it was so provided to be true in all material respects.

17.9                       Proceedings pending or threatened

Except as disclosed to the Facility Agent in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.

17.10                Breach of laws

(A)                              It has not breached any law or regulation which has, or could reasonably be expected to have, a Material Adverse Effect.

(B)                              It is in compliance with all environmental laws, a breach of which could reasonably be expected to give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect and, so far as it is aware having made due and careful enquiry, there is no environmental claim outstanding against it which, if adversely determined, would give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect.

17.11                Ranking of security

Subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that document and those assets are not subject to any other Security Interest.

17.12                Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.13                No immunity

In any proceedings taken in any relevant jurisdiction in relation to the Finance Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

17.14                Ownership of Obligors

(A)                              The Guarantor beneficially owns, indirectly, all of the issued share capital of the Company.

(B)                              The issued share capital of the Company is fully paid up and, to the extent applicable, beneficially owned by the Guarantor, free of all encumbrances or other third party rights.

17.15                Sanctioned Persons

Neither it nor any member of the Group nor, to its knowledge, any director, officer, agent, employee or Affiliate of any member of the Group is a Sanctioned Person.

17.16                Times for making representations

(A)                              The representations set out in this clause 17  (other than the representations in clauses 17.4 (Powers and authority) and 17.5 (Authorisations) are made by each Obligor on the date of this Agreement. The representation in clause 17.4 (Powers and authority) will be made as at the time that the power or authority is exercised only.  Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and any date when the Letter of Credit Fee is paid by the Borrower.

(B)                              When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.

18.                              FINANCIAL COVENANTS

18.1                       Debt cover ratio

The Company undertakes that on each Calculation Date the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group for the Measurement Period shall be less than or equal to 3.50 : 1.00.

18.2                       Interest cover ratio

The Company undertakes that on each Calculation Date the ratio of EBITDAX of the Group to the Net Interest Payable of the Group for the Measurement Period shall be greater than or equal to 2.25 : 1.00.

18.3                       Calculation of ratios on Calculation Date

(A)                              The Company will give written notice to the Facility Agent of the anticipated occurrence of any Calculation Date together with pro forma calculations of the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group and EBITDAX of the Group to the Net Interest Payable of the Group for the relevant Measurement Period.

(B)                              The pro forma calculations referred to in paragraph (A) above will:

(i)                                    incorporate all debt and interest of the Group, ignoring any debt that must be mandatorily prepaid as a result of the relevant Calculation Trigger Event (and also ignoring any related interest) and including any debt envisaged to be incurred (and including any interest that would have been payable had that debt been incurred at the beginning of the relevant Measurement Period) by the Group pursuant to the relevant Calculation Trigger Event as though that debt had been incurred at the beginning of the relevant Measurement Period; and.

(ii)                                 ignore, in instances where the relevant Calculation Trigger Event is a Ghana Petroleum Agreement Small Sale Event, the Ghana Petroleum Agreement Small Sale Percentage Reduction and any amounts payable to the Group in connection with a Ghana Petroleum Agreement Small Sale Event.

(C)                              The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(iv) or (B)(v) of the definition of Calculation Date if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 18.1 (Debt cover ratio) and in clause 18.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of the Majority Lenders.

(D)                              The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(i), (B)(ii) or (B)(iii) of the definition of Calculation Date in clause 1.1 (Definitions) if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 18.1 (Debt cover ratio) and in clause 18.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of each Lender.

19.                              GENERAL UNDERTAKINGS

The undertakings in this clause shall remain in force from the date of this Agreement until the Discharge Date.

19.1                       Corporate existence

Each Obligor shall maintain its corporate existence.

19.2                       Authorisations

Each Obligor shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.

19.3                       Compliance with laws

Each Obligor shall comply with all laws and regulations (including compliance with environmental laws, permits and licences) applicable to it where failure to do so would have a Material Adverse Effect.

19.4                       Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.

19.5                       Security

Each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is party in full force and effect (including the priority thereof).

19.6                       Change of business

KEL shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group taken as a whole from that carried on by the Group as at the date of this Agreement.

19.7                       Disposals

Each Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or a material part of its assets.

19.8                       Mergers

No Obligor may enter into any amalgamation, consolidation, demerger, merger or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger or reconstruction or winding-up.

19.9                       Tax affairs

Each Obligor must promptly file all tax returns required by law within the requisite time limits except to the extent contested in good faith and subject to adequate reserve or provision.

19.10                Distributions

(A)                              Each Obligor may make, declare or pay a Shareholder Distribution, subject to there being no Default or Event of Default outstanding and provided that no Default or Event of Default would occur by making such Shareholder Distribution.

(B)                              For the avoidance of doubt, nothing in paragraph (A) above shall restrict an Obligor from making a Shareholder Distribution at any time (including at a time when a Default or an Event of Default is continuing) to the extent that the payment of such Shareholder Distribution is mandatory under the rules of any Stock Exchange.

19.11                Sanctions

(A)                              No Obligor shall (and each Obligor shall ensure that no other member of the Group will) directly or indirectly, use the proceeds of the Facility (or lend, contribute or otherwise make available such proceeds to any person) in any manner that would result in a violation of Sanctions by any Finance Party (including without limitation as a result of the proceeds of the Facility being used to fund or facilitate any activities or business of, with or related to (or otherwise to make funds available to or for the benefit of) any person who is a Sanctioned Person).

(B)                              The Company shall ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with the Facility, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.

(C)                              The Company shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (A) or (B) above.

(D)                              Each Obligor shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

19.12                Insurance

The Obligors shall maintain insurances, with reputable independent insurance companies or underwriters, on and in relation to their respective business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

19.13                Constitutional documents

Each Obligor shall notify the Facility Agent of any amendment to any of its constitutional documents in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.

20.                              EVENTS OF DEFAULT

Subject to the following, each of the events or circumstances set out in this clause is an Event of Default unless otherwise stated.  Notwithstanding any other provision of any Finance Document:

(A)                              no Event of Default will or may occur under this Agreement or be continuing where (and for so long as) Cash Collateral has been deposited into the LC Cash Collateral Accounts which is at least equal to 100 per cent. of the aggregate face value of all outstanding Issuing Bank Letters of Credit; and

(B)                              any Event of Default which has occurred will be fully and effectively remedied and shall be deemed not to be continuing if and when Cash Collateral which is at least equal to 100 per cent. of the aggregate face value of all outstanding Issuing Bank Letters of Credit is deposited into the LC Cash Collateral Accounts.

20.2                       Non-payment

An Obligor does not pay any amount payable by it to any Finance Party (or to the Facility Agent for its own account) under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.

20.3                       Breach of financial covenant

The Borrower does not comply with the provisions of the Financial Covenants, provided that where the debt cover ratio or interest cover ratio has been breached, the Borrower shall have 45 days within which to remedy any breach of the relevant financial covenant by means of a prepayment and/or a cancellation of the Facility where any prepayment is funded by the provision of Additional Debt subordinated on terms acceptable to the Majority Lenders (acting reasonably), or by the contribution of equity to the capital of the Borrower or by taking such other remedial action as may be approved by the Majority Lenders provided always that the Borrower shall be entitled to remedy any such breach not more than twice in total and not more than once in any 12-month period.

20.4                       Breach of other obligations

An Obligor does not comply with any other provision of the Finance Documents to which it is a party (other than in respect of non-payment or breach of a Financial Covenant), unless the non-compliance is:

(A)                              capable of remedy; and

(B)                              remedied within 30 days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.

20.5                       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless (other than with respect to the representation set out at Clause 17.15 (Sanctioned Persons)) the misrepresentation is:

(A)                              capable of remedy; and

(B)                              remedied within 30 days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation.

20.6                       Cross-default

(A)                              Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.

(B)                              Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.

(C)                              Notwithstanding paragraphs (A) and (B) above, no Event of Default will occur under this clause if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than USD 100 million (or its equivalent in any other currency or currencies) or if the relevant event or default has been waived, or if such event or default is caused by a Disruption Event, provided that, in the case of a Disruption Event the requisite payment is made within five Business Days.

20.7                       Insolvency

Any of the following occurs in respect of an Obligor:

(A)                              it is, or is deemed for the purposes of any law to be, unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally; or

(B)                              it stops or suspends or threatens to suspend, or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment.

20.8                       Insolvency proceedings

(A)                              Except as provided in paragraph (B) below, any of the following occurs in respect of an Obligor:

(i)                                    a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;

(ii)                                 any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;

(iii)                              an order for its winding-up, administration or dissolution is made;

(iv)                             any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;

(v)                                a moratorium is declared in relation to the indebtedness of an Obligor;

(vi)                             its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;

(vii)                          any composition, compromise, assignment or arrangement is made with any of its creditors; or

(viii)                       any other analogous step or procedure is taken in any jurisdiction.

(B)                              Paragraph (A) does not apply to:

(i)                                    any step or procedure which is part of a re-organisation of an Obligor on a solvent basis with the consent of the Majority Lenders (acting reasonably); or

(ii)                                 an IPO Reorganisation; or

(iii)                              in the case of sub-paragraph (ii) or (iv) (or any step or procedure under sub-paragraph (vi) that is analogous to sub-paragraph (ii) or (iv)), if the relevant step, petition or filing is made by a person other than an Obligor, shareholder or their respective officers or directors and the relevant Obligor is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or

(iv)                             any Enforcement Action that applies to assets having an aggregate value of less than USD 100 million.

20.9                       Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 15 million, and is not discharged within 45 days.

20.10                Unlawfulness and invalidity of the Finance Documents

If all or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor, and:

(A)                              the Company fails, within 30 days of becoming aware of the matter, to procure the execution of a substitute agreement or agreements on substantially the same terms and with a commercially qualified party or parties acceptable to the Majority Lenders (acting reasonably); or

(B)                              the matter is not otherwise remedied within 30 days of an Obligor becoming aware of the matter.

20.11                Cessation of business

An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on at the date of this Agreement).

20.12                Repudiation of Finance Documents

Any Finance Document is repudiated or rescinded by an Obligor.

20.13                Material litigation

Any material litigation, arbitration or administrative proceedings are commenced, threatened or pending against an Obligor which could reasonably be expected to be adversely determined against it and which, if so determined, has, or would have, a Material Adverse Effect.

20.14                Material Adverse Effect

Any event which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect but only following consultation between the Facility Agent and the Company over a period of not less than 30 days with a view to agreeing steps of mitigation (each Party acting reasonably with a view to appropriate remedial action being taken).

20.15                Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(A)                              cancel the Total Commitments whereupon they shall immediately be cancelled;

(B)                              declare that all accrued fees, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable (as applicable);

(C)                              require the Borrower to provide 100% Cash Collateral to the relevant LC Issuing Bank in respect of any outstanding uncollateralised liabilities under each Issuing Bank Letter of Credit; and/or

(D)                              exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

20.16                Notification of Event of Default

The Facility Agent shall notify the Security Agent of the occurrence of any Event of Default.

20.17                Lender’s Termination

(A)                              On the occurrence of an event or circumstance set out in clause 20 which, but for the operation of clause 20(A) and/or 20(B) (Events of Default) would be an Event of Default, and which continues for an uninterrupted period until the date which is at least 90 days after the Borrower first received notice or became aware of the event or circumstance in question (such date being the “Suspension Period End Date”), the Facility Agent may, on any date selected by it falling after the Suspension Period End Date (provided that on such selected date the event or circumstance in question is still continuing) provide written notice of the revised Termination Date for the Facility (the “Revised Termination Date”), which written notice shall be delivered to the Borrower in accordance with the terms of this Agreement no later than five Business Days prior to such Revised Termination Date.

(B)                              During the period beginning on the date upon which the Borrower first receives notice or becomes aware of an event or circumstance which, but for the operation of clause 20(A) and/or 20(B) (Events of Default) would be an Event of Default, and ending on the Suspension Period End Date relating to that event or circumstance, the Borrower, the LC Issuing Bank and the Facility Agent shall negotiate in good faith with a view to resolving the cause of the event or circumstance in question.

PART 9
CHANGES TO LENDERS AND OBLIGORS AND ROLES

21.                              CHANGES TO THE LENDERS

21.1                       Assignments and transfers and changes in Facility Office by the Lenders

Subject to this clause and to clause 21.2 (Transfer of LC Issuing Bank role), a Lender (the “Existing Lender”) may:

(A)

(i)                                    assign any of its rights; or

(ii)                                 transfer by novation any of its rights and obligations,

to an Affiliate, another Lender, an Affiliate of another Lender or a Qualifying Bank, another bank or financial institution or to a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which has the status of FATCA Exempt Party on the relevant Transfer Date or such other institution which has the status of FATCA Exempt Party on the relevant Transfer Date as the Borrower may agree in writing (the “New Lender”), or

(B)                              change its Facility Office.

21.2                       Transfer of LC Issuing Bank role

The Original Lender, who at the Signing Date holds the role of LC Issuing Bank, may not, without the prior written consent of the Borrower, assign, novate or otherwise transfer its rights or obligations as LC Issuing Bank.

21.3                       Conditions of assignment and transfer or change in Facility Office

(A)                              The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to, or in favour of, another Lender, an Affiliate of a Lender or a Qualifying Bank, or (ii) made at a time when an Event of Default is continuing.

(B)                              The consent of the Company is required for a change in Facility Office to a different jurisdiction.  In the case of a change of Facility Office for which the Company’s consent is not required, the Lender must notify the Company of the new Facility Office promptly on the change taking effect.

(C)                              The consent of the Company to an assignment or transfer or change in Facility Office must not be unreasonably withheld or delayed (and will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by the Company within that time).

(D)                              The consent of the LC Issuing Bank is required for an assignment or transfer by an Existing Lender, provided that such consent will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by the LC Issuing Bank within that time.

(E)                               An assignment will only be effective on:

(i)                                    receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                 the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents.

(F)                                A transfer will only be effective if the procedure set out in clause 21.6 (Procedure for transfer) is complied with.

(G)                              If:

(i)                                    a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 11 (Tax Gross Up and Indemnities) or clause 12 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(H)                             Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

(I)                                  Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be a minimum of USD 5 million (or, if less, the entire Commitment of the Existing Lender) and must not result in the Existing Lender retaining less than USD 5 million, unless the assignment or transfer is made at a time when an Event of Default is continuing.

21.4                       Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.

21.5                       Limitation of responsibility of Existing Lenders

(A)                              Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                 the financial condition of any Obligor;

(iii)                              the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                             the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(B)                              Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                    has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                 will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(C)                              Nothing in any Finance Document obliges an Existing Lender to:

(i)                                    accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause; or

(ii)                                 support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.6                       Procedure for transfer

(A)                              Subject to the conditions set out in clause 21.3 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (B) below when the Facility Agent executes an otherwise duly completed Transfer Certificate and Lender Accession Notice delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and Lender Accession Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and Lender Accession Notice on behalf of the other Finance Parties and the Obligors as well as itself, and notify the Company of the date of the transfer and name of the New Lender.  Each Finance Party and each Obligor irrevocably authorises the Facility Agent to sign such a Transfer Certificate and Lender Accession Notice on its behalf.

(B)                              On the Transfer Date:

(i)                                    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                 each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                              the Facility Agent, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                             the New Lender shall become a Party as a “Lender”.

21.7                       Copy of Transfer Certificate and Lender Accession Notice to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and Lender Accession Notice, send to the Company a copy of that Transfer Certificate and Lender Accession Notice.

21.8                       Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 21, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)                              any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(B)                              in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)                                    release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)                                 require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.                              CHANGES TO THE OBLIGORS

22.1                       Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.2                       Additional Guarantor

(A)                              Subject to compliance with the provisions of paragraphs (C) and (D) of clause 15.8 (“Know your customer” and “customer due diligence” requirements), the Borrower may request that any member of the Group becomes an Additional Guarantor.  That Group member shall become an Additional Guarantor if:

(i)                                    the Company delivers to the Facility Agent an Accession Letter duly completed and executed by that Additional Guarantor and the Company; and

(ii)                                 the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(B)                              The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of

                                               Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor).

23.                              ROLE OF THE FACILITY AGENT

23.1                       Appointment of the Facility Agent

(A)                              Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act in that capacity under and in connection with the Finance Documents.

(B)                              Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2                       Duties of the Facility Agent

(A)                              The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(B)                              Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(C)                              If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(D)                              If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(E)                               The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

23.3                       No fiduciary duties

(A)                              Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.

(B)                              The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

23.4                       Business with the Group

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

23.5                       Rights and discretions of the Facility Agent

(A)                              The Facility Agent may rely on:

(i)                                    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                 any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(B)                              The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                    no Default has occurred (unless it has actual knowledge of a Default arising under clause 20.2 (Non-payment);

(ii)                                 any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised; and

(iii)                              any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(C)                              The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(D)                              The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(E)                               The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(F)                                Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

23.6                       Lenders’ instructions

(A)                              Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Lenders in accordance with this Agreement (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.

(B)                              The Facility Agent may refrain from acting in accordance with instructions given to it by the Lenders in accordance with this Agreement until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(C)                              In the absence of instructions in accordance with this Agreement the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(D)                              The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

23.7                       Responsibility for documentation

The Facility Agent:

(A)                              is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(B)                              is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

23.8                       Exclusion of liability

(A)                              Without limiting paragraph (B) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent, the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)                                    any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)                                 exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)                              without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(a)                                any act, event or circumstance not reasonably within its control; or

(b)                                the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(B)                              No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(C)                              The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(D)                              Nothing in this Agreement shall oblige the Facility Agent to carry out:

(i)                                    any “know your customer” or other checks in relation to any person; or

(ii)                                 any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

(E)                               Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss.  In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

23.9                       Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 27.9 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

23.10                Resignation of the Facility Agent

(A)                              The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(B)                              Alternatively, the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(C)                              If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the Facility Agent may (with the prior written consent of the Company) appoint a successor Facility Agent (acting through an office in the United Kingdom).

(D)                              If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (C) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree, with the proposed successor Facility Agent any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties, subject to Borrower approval (acting reasonably).

(E)                               The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.  This obligation shall not apply in the event the Facility Agent is required to resign pursuant to paragraph (H) below.

(F)                                The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(G)                              Upon the appointment of a successor, a retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 23.10.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(H)                             After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (B) above.

(I)                                   The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)                                     the Facility Agent fails to respond to a request under Clause 11.7 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                                  the information supplied by the Facility Agent pursuant to Clause 11.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                               the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

23.11                Replacement of Administrative parties

(A)                              If:

(i)                                    in relation to the Facility Agent (or its holding company), clause 20.7 (Insolvency) or clause 20.8 (Insolvency Proceedings) (disregarding paragraph (B) of that clause) applies or has occurred; or

(ii)                                 if the Facility Agent or any of its Affiliates repudiates its obligations under the Facility or (in its capacity as Lender) becomes a Non-Funding Lender,

the Company shall be entitled to request that Majority Lenders appoint within 10 Business Days either a co-Facility Agent or a replacement Facility Agent from one of their number or (subject to reasonable consultation with the Company), from outside the Lender group.

(B)                              The Facility Agent to which either of the circumstances described in (A) or (A) above applies (an “Affected Facility Agent”) shall cease to be entitled to fees in respect of its role upon becoming an Affected Facility Agent.

(C)                              The Affected Facility Agent shall provide all assistance and documentation reasonably required to the Company and the other Lenders to enable the uninterrupted administration of the Facility.  This shall include the provision to the Company on request and in any event, within five Business Days, of an up to date list of participants in the Facility including names and contact details.

23.12                Confidentiality

(A)                              In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division performing the role which shall be treated as a separate entity from any other of its divisions or departments.

(B)                              If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

23.13                Facility Agent relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

23.14                Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)                              the financial condition, status and nature of the Guarantor and each member of the Group;

(B)                              the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into,

made or executed in anticipation of, under or in connection with any Finance Document;

(C)                              whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)                              the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

23.15                Deductions from amounts payable by Agents

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.

24.                              THE SECURITY AGENT

24.1                       Trust

(A)                              The Security Agent declares that it shall hold the Secured Property on trust for the Secured Parties on the terms contained in this Agreement.

(B)                              Each of the Secured Parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

24.2                       No independent power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

24.3                       Instructions to Security Agent and exercise of discretion

(A)                              Subject to paragraphs (D) and (E) below, the Security Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent or a group of Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(B)                              The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(C)                              Any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.

(D)                              Paragraph (A) above shall not apply:

(i)                                    where a contrary indication appears in this Agreement;

(ii)                                 where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)                              in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties.

(E)                               In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)                                    it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or

(ii)                                 the exercise of that discretion is subject to paragraph (D)(iii) above,

the Security Agent shall do so having regard to the interests of all the Secured Parties.

24.4                       Security Agent’s actions

Without prejudice to the provisions of clause 24.3 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

24.5                       Security Agent’s discretions

The Security Agent may:

(A)                              assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Default has occurred and no Obligor is in breach of or in default of its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

(B)                              engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(C)                              rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or an Obligor, upon a certificate signed by or on behalf of that person; and

(D)                              refrain from acting in accordance with the instructions of any Secured Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or Security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.

24.6                       Security Agent’s obligations

The Security Agent shall promptly:

(A)                              copy to the Facility Agent the contents of any notice or document received by it from any Obligor under any Finance Document; and

(B)                              forward to a Secured Party the original or a copy of any document which is delivered to the Security Agent for that Secured Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

24.7                       Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(A)                              be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(B)                              be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(C)                              be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(D)                              have or be deemed to have any relationship of trust or agency with any Obligor.

24.8                       Exclusion of liability

(A)                               Without limiting paragraph (B) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)                                     any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Secured Property unless directly caused by its gross negligence or wilful misconduct;

(ii)                                  exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Secured Property;

(iii)                               any shortfall which arises on the enforcement or realisation of the Secured Property; or

(iv)                             without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(a)                                any act, event or circumstance not reasonably within its control; or

(b)                                the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(B)                               No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any

Finance Document or any Secured Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause.

(C)                              Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)                                    any “know your customer” or other checks in relation to any person; or

(ii)                                  any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(D)                              Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Secured Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss.  In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages..

24.9                       No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Secured Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this clause subject to the provisions of the Third Parties Rights Act.

24.10                Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)                              the financial condition, status and nature of each Obligor;

(B)                              the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Secured Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;

(C)                              whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Secured Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;

(D)                              the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(E)                               the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

24.11                No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(A)                              require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(B)                              obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(C)                              register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(D)                              take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(E)                               require any further assurances in relation to any of the Security Documents.

24.12                Insurance by Security Agent

(A)                              The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(B)                              Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

24.13                Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

24.14                Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor or Group Company to remedy any defect in its right or title.

24.15                Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

24.16                Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

24.17                Winding up of trust

If the Security Agent, with the approval of the Facility Agent, determines that (a) all of the Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:

(A)                              the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(B)                              any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

24.18                Perpetuity period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.

24.19                Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

24.20                Trustee division separate

(A)                              In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(B)                              If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

24.21                Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

24.22                Obligors: Power of Attorney

Each Obligor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Obligor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

25.                              CHANGE OF SECURITY AGENT AND DELEGATION

25.1                       Resignation of the Security Agent

(A)                              The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Lenders.

(B)                              Alternatively the Security Agent may resign by giving notice to the other Lenders in which case the Majority Lenders may appoint a successor Security Agent.

(C)                              If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (B) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Facility Agent) may appoint a successor Security Agent.

(D)                              If the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Security Agent is entitled to appoint a successor Security Agent under paragraph (C) above, the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Security Agent to become a party to this Agreement as Security Agent) agree, with the proposed successor Security Agent any reasonable amendments to the security agency fee payable under this Agreement which are consistent with the successor Security Agent’s normal fee rates and those amendments will bind the Parties, subject to Borrower approval (acting reasonably).

(E)                               The retiring Security Agent (the “Retiring Security Agent”) shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(F)                                The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Secured Property to that successor.

(G)                              Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph 24.17(B) (Winding up of trust) and under paragraph (E) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of clause 24 (The Security Agent), clause 30.1 (Obligors’ indemnity) and clause 30.3 (Lenders’ Indemnity).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(H)                             The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (B) above.  In this event, the Security Agent shall resign in accordance with paragraph (B) above but the cost referred to in paragraph (E) above shall be for the account of the Company.

25.2                       Delegation

(A)                              Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(B)                              That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

25.3                       Additional Security Agents

(A)                              The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Facility Agent of that appointment.

(B)                              Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(C)                              The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

PART 10
ADMINISTRATION, COSTS AND EXPENSES

26.                              BANK ACCOUNTS

26.1                       LC Cash Collateral Accounts

The borrower shall establish and maintain the LC Cash Collateral Accounts with the Account Bank.

27.                              PAYMENT MECHANICS

27.1                       Payments to the Facility Agent

(A)                              On any date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent in US Dollars (unless a contrary indication appears in a Finance Document) for value on the due date at the time specified by the Facility Agent as being customary at the time for settlement of transactions in the place of payment.

(B)                              Payment shall be made to such account in London (or, as the case may be, Paris or New York) as the Facility Agent specifies.

27.2                       Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in London (or, as the case may be, Paris or New York).

27.3                       Clawback

(A)                              Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(B)                              If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

27.4                       Partial payments

(A)                              If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                    first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)                                 secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                              thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                             fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(B)                              The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (A)(ii) to (iv) above.

(C)                              Paragraphs (A) and (B) above will override any appropriation made by an Obligor.

27.5                       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.6                       Business Days

(A)                              Subject to paragraph (C) below, any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)                              During any extension of the due date for payment of any Unpaid Sum under the Finance Documents, interest is payable on the Unpaid Sum at the rate payable on the original due date.

(C)                              Notwithstanding paragraph (A) above, a payment due on the Termination Date shall be made on the Termination Date.

27.7                       Currency of account

The default currency for any sum due from an Obligor under any Finance Document is the US Dollar.

27.8                       Change of currency

(A)                              Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Company); and

(ii)                                 any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(B)                              If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

27.9                       Disruption to Payment Systems etc.

If the Facility Agent determines (acting reasonably) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(A)                              the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;

(B)                              the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)                              the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(D)                              any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents, notwithstanding the provisions of clause 35 (Amendments and Waivers);

(E)                               the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause; and

(F)                                the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.

28.                              SET-OFF

Without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                              COSTS AND EXPENSES

29.1                       Transaction expenses

The Company shall, within 15 Business Days of written demand, pay the Facility Agent (for the account of the relevant person) the amount of all costs and expenses (including legal fees) reasonably incurred by any of the Facility Agent, the Security Agent, any Receiver and/or any Delegate in connection with the negotiation, preparation, printing, and execution of:

(A)                              this Agreement and any other documents referred to in this Agreement; and

(B)                              any other Finance Documents executed after the date of this Agreement.

29.2                       Amendment costs

If:

(A)                              an Obligor requests an amendment, waiver or consent; or

(B)                              an amendment is required pursuant to clause 27.8 (Change of currency),

the Company shall, within 15 Business Days of written demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent, the Security Agent, any Receiver and/or any Delegate in responding to, evaluating, negotiating or complying with that request or requirement.

29.3                       Enforcement costs

The Company shall, within five Business Days of written demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.

30.                              INDEMNITIES

30.1                       Obligors’ indemnity

Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them:

(A)                              in relation to or as a result of:

(i)                                    any failure by the Company to comply with obligations under clause 29 (Costs and Expenses);

(ii)                                 the taking, holding, protection or enforcement of the Transaction Security;

(iii)                              the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Finance Documents or by law; or

(iv)                             any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(B)                              which otherwise relates to any of the Secured Property or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).

30.2                       Priority of indemnity

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 30.1 (Obligors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

30.3                       Lenders’ indemnity

Each Lender shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to each of those Lenders is zero, immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct in acting as Security Agent, Receiver or Delegate under the Finance

Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this clause 30.

31.                              NOTICES

31.1                       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or, as appropriate, electronic mail.

31.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(A)                              in the case of the Obligors, that identified with its name below;

(B)                              in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(C)                              in the case of the Facility Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

Contact details of the Original Borrower

P.O. Box 32322 4th Floor, Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1-1209 Cayman Islands	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA

Fax: (345) 946 4090	Fax: +1 214 445 9705

Attention: Andrew Johnson	Attention: General Counsel

Contact details of the Guarantor

Clarendon House 2 Church Street Hamilton HM11 Bermuda	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA

Fax: (345) 946 4090	Fax: +1 214 445 9705

Attention: Andrew Johnson	Attention: General Counsel

Contact details of the Facility Agent

SG House 41 Tower Hill London EC3N 4SG

Fax:	+44 207676 6661

Attention:	Rob Ford and Ana Antunes

Email:	rob.ford@sgcib.com ana.antunes@sgcib.com

Contact details of the Security Agent

SG House 41 Tower Hill London EC3N 4SG

Fax:	+44 207676 6661

Attention:	Rob Ford and Ana Antunes

Email:	rob.ford@sgcib.com ana.antunes@sgcib.com

Contact details of the Account Bank

SG House 41 Tower Hill London

EC3N 4SG

Fax:	+44 207676 6661

Attention:	Rob Ford and Ana Antunes

Email:	rob.ford@sgcib.com ana.antunes@sgcib.com

31.3                       Delivery

(A)                              Subject to clause 31.5 (Electronic Communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

(B)                              Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(C)                              All notices from or to an Obligor shall be sent through the Facility Agent.

(D)                              Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

31.4                       Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.5                       Electronic communication

(A)                              Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)                                    agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                              notify each other of any change to their address or any other such information supplied by them.

(B)                              Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

31.6                       English language

(A)                              Any notice given under or in connection with any Finance Document must be in English.

(B)                              All other documents provided under or in connection with any Finance Document must be:

(i)                                    in English; or

(ii)                                 if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(C)                              The Security Agent and/or receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to this clause 31.6 and the English translation shall prevail unless the document is a statutory or other official document.  Translation costs are for the account of the Obligors.

32.                              CALCULATIONS AND CERTIFICATES

32.1                       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                       Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

32.3                       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

33.                              PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                              REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                              AMENDMENTS AND WAIVERS

35.1                       Required consents

(A)                              Subject to clause 35.2 (Exceptions) below, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(B)                              The consent of the Security Agent shall be required i14n relation to any proposed amendment or waiver of clause 24 (The Security Agent), clause 25 (Change of Security Agent and Delegation) or clause 30 (Indemnities).

(C)                              The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

35.2                       Exceptions

(A)                              The following may not be effected without the consent of all the Lenders:

(i)                                    amending the definition of “Majority Lenders”;

(ii)                                 amending, varying or waiving clause 4 (Finance Parties’ Rights and Obligations) and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;

(iii)                              varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents;

(iv)                             extending the Commitment of a Lender (except in relation to clause 8.1 (Illegality);

(v)                                amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders;

(vi)                             amending, varying or waiving this clause; or

(vii)                          any release of Security Interests granted pursuant to any Security Document.

(B)                              An amendment or waiver which relates to the rights or obligations of the Facility Agent may not be effected without the consent of the Facility Agent.

(C)                              If a Lender (i) becomes a Non-Funding Lender or (ii) does not accept or reject a request for an amendment, waiver, consent or approval within 15 Business Days (or such longer period as the Company may specify) of such request being made, that Lender’s Commitment shall not be included for the purposes of calculating Total Commitments under the Facility when ascertaining whether a certain percentage of Total Commitments has been obtained to approve the amendment, waiver, consent or approval, provided that (other than in the case of (i) above) no more than 25 per cent. of Lender votes (by Commitment) may be disregarded in such a way.

35.3                       Exclusions

Subject to clause 35.2 (Exceptions), if a Lender does not accept or reject a request for an amendment or waiver within 10 Business Days of receipt of such request (or such longer period as the Company and the Facility Agent may agree), or abstains from accepting or rejecting a request for an amendment or waiver, or if the Lender is a Non-Funding Lender, its Commitments shall not be included for the purpose of calculating the Total Commitments when ascertaining whether the consent of a Lender or Lenders whose Commitments aggregate more than the required percentage of the Total Commitments has been obtained in respect of such request.

35.4                       Disenfranchisement of Shareholder Affiliates

Notwithstanding any other provisions of this Agreement, for so long as a Shareholder Affiliate is a Lender and/or to the extent that a Shareholder Affiliate beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, such Shareholder Affiliate shall not be entitled to exercise any rights to vote as Lender in respect of any matters requiring decision by the Lenders under the terms of this Agreement or any of the Finance Documents. Each such Shareholder Affiliate acknowledges and agrees that:

(A)                              in the event that a matter requires decision by one or more Lenders under this Agreement or any of the Finance Documents,

(i)                                    the Commitment of such Shareholder Affiliate and any associated participation of such Shareholder Affiliate in an Issuing Bank Letter of Credit shall be deemed to be zero; and

(ii)                                 such Shareholder Affiliate shall be deemed not to be a Lender;

(B)                              in relation to any meeting or conference call to which all or any number of Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(C)                              it shall not, unless the Facility Agent otherwise agrees, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

36.                              CONFIDENTIAL INFORMATION

36.1                       Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2                       Disclosure of Confidential Information

Any Finance Party may disclose:

(A)                              to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall reasonably consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)                              to any person:

(i)                                    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                                 with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                              appointed by any Finance Party or by a person to whom paragraph (B)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)                             who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (B)(i) or (B)(ii) above;

(v)                                to whom, and to the extent that, information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                             to whom, and to the extent that, information is legally required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)                          to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 21.8 (Security over Lenders’ rights);

(viii)                       who is a Party; or

(ix)                             with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall reasonably consider appropriate if:

(a)                                in relation to paragraphs (B)(i), (B)(ii) and (B)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)                                in relation to paragraph (B)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(c)                                 in relation to paragraphs (B)(v), (B)(vi) and (B)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if the burden of disclosure would be so onerous that, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(C)                              to any person appointed by that Finance Party or by a person to whom paragraph (B)(i) or (B)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (C) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(D)                              to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and

(E)                               to any Third Party LC Issuing Bank (where such Third Party LC Issuing Bank has not entered into a non-disclosure agreement with respect to the relevant information only, subject to the prior written consent of the Company), such Confidential Information as may be required in connection with the issuance of a Third Party Letter of Credit by such Third Party LC Issuing Bank, provided that the relevant Finance Party use reasonable endeavours to enter into a non-disclosure agreement with respect to such Confidential Information with such Third Party LC Issuing Bank.

36.3                       Disclosure to numbering service providers

(A)                              Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                    names of Obligors;

(ii)                                 country of domicile of Obligors;

(iii)                              place of incorporation of Obligors;

(iv)                             date of this Agreement;

(v)                                Clause 38 (Governing law);

(vi)                             the names of the Agent;

(vii)                          date of each amendment and restatement of this Agreement;

(viii)                       amounts of, and names of, the Facility;

(ix)                             amount of Total Commitments;

(x)                                currencies of the Facility;

(xi)                             type of the Facility;

(xii)                          ranking of the Facility;

(xiii)                       Termination Date for the Facility;

(xiv)                      changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)                         such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)                              The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(C)                              Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (A) above is, nor will at any time be, unpublished price sensitive information.

(D)                              The Facility Agent shall notify the Company and the other Finance Parties of:

(i)                                    the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                                 the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4                       Entire agreement

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5                       Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6                       Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(A)                              of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (B)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)                              upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.7                       Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty four months from the earlier of:

(A)                              the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(B)                              the date on which such Finance Party otherwise ceases to be a Finance Party.

37.                              COUNTERPARTS

(A)                              This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)                              Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

PART 11
GOVERNING LAW AND ENFORCEMENT

38.                              GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

39.                              JURISDICTION

39.1                       Submission

The parties hereby irrevocably agree for the exclusive benefit of the Secured Parties that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement, or any non-contractual obligations arising out of or in connection with it) (a “Dispute”).

39.2                       Forum convenience

The parties hereby irrevocably agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly irrevocably agree not to argue to the contrary.

39.3                       Concurrent jurisdiction

This clause 39 is for the benefit of the Secured Parties only.  As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

40.                              SERVICE OF PROCESS

(A)                              Without prejudice to any other mode of service allowed under any relevant law, each of the Obligors:

(i)                                    irrevocably appoints Trusec Limited of 2 Lambs Passage, London, EC1Y 8BB (the “Process Agent”) as its agent for service of process in relation to any Dispute before the English courts in connection with any Finance Document;

(ii)                                 irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this clause 40; and

(iii)                              irrevocably agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(B)                              If the agent referred to in paragraph (A) of this clause 40 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, each Obligor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Facility Agent of the name and address of the replacement agent.  Failing such appointment and notification, the agent referred to in paragraph (A) of this clause 40 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant party and shall constitute good service.

(C)                              Any document addressed in accordance with paragraph (A) of this clause 40 (Service of Process) shall be deemed to have been duly served if:

(i)                                    left at the specified address, when it is left; or

(ii)                                 sent by first class post, two clear Business Days after posting.

(D)                              For the purposes of this clause 40, “Service Document” means a writ, summons, order, judgment or other document relating to or in connection with any Dispute.  Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lender

Original Lender	Commitment (USD)
Societe Generale, London Branch	75,000,000

Schedule 2
Conditions Precedent

Part I
Conditions Precedent to First Utilisation

1.                                     Provision of each of the following Finance Documents, duly executed by each of the parties to them:

(i)                                    this Agreement;

(ii)                                 the Charge.

2.                                    Provision of certified copies of each Obligor’s (excluding the Original Guarantor) constitutional documents and the director and shareholder corporate resolutions authorising entry into and performance of the Finance Documents to which they are a party and certification as to solvency.

3.                                    Provision by each Obligor (excluding the Original Guarantor) of the specimen signatures of the persons authorised by each of the Obligor’s corporate resolutions referred to at paragraph 2 above to execute the Finance Documents and all other documents and notices required in connection with such Finance Documents.

4.                                    Receipt by the Facility Agent of appropriate legal opinions from Maples and Calder (Cayman Islands Counsel to the Original Borrower) in relation to the Original Borrower and Conyers Dill & Pearman Limited in relation to the Original Guarantor (special Bermuda legal Counsel to the Original Guarantor).

5.                                     The Charge entered into pursuant to condition precedent 1 above is perfected and fully valid.

6.                                     Provision of a certificate from the Borrower that all Required Approvals on the date of the proposed Utilisation have been obtained (including a schedule of all such Required Approvals).

7.                                     Provision of such documentation and other evidence to the satisfaction by the Facility Agent and the Lenders of their respective “know your customer” checks or similar identification procedures.

8.                                     Provision by the Original Borrower of a duly signed and executed Fee Letter detailing the arrangement fee for the Facility.

9.                                     Evidence that all sums required to be deposited into the LC Cash Collateral Accounts pursuant to clause 6.15 (Cash Collateralisation) have been deposited.

10.                              Provision of a certificate from the Borrower that the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

Part II
Conditions Precedent Required to be Delivered by an Additional Obligor

1.                                     Provision of an Accession Letter, duly executed by the Additional Obligor and the Borrower.

2.                                     Provision of certified copies of the Additional Obligor’s constitutional documents and certificates of incorporation (or equivalent).

3.                                     A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that one or more specified persons execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

4.                                     A specimen signature of each person authorised to execute the Accession Letter and any other documents and notices in connection with the Finance Documents.

5.                                     A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

6.                                     A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.                                     A copy of any Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.                                     If available, the latest audited financial statements of the Additional Obligor.

9.                                     Receipt by the Facility Agent of any appropriate legal opinions.

10.                              If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 40 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

11.                              Evidence that all sums required to be deposited into the LC Cash Collateral Accounts pursuant to clause 6.15 (Cash Collateralisation) have been deposited.

Schedule 3
Utilisation Request

From:               KOSMOS ENERGY CREDIT INTERNATIONAL (the “Borrower”)

To:                             SOCIETE GENERALE, LONDON BRANCH (the “Facility Agent”)

Dated:

Dear Sirs

KOSMOS ENERGY CREDIT INTERNATIONAL — Facility Agreement
dated [              ] (the “Agreement”)

1.                                     We refer to the Agreement.  This is a Utilisation Request in respect of a Utilisation under the Facility.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                     We wish for an Ultimate Letter of Credit to be issued under the Facility in the form attached in the Schedule to this Utilisation Request and on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Currency:	[ ]

Issued on behalf of:	[ ]

3.                                      We hereby certify that:

(a)                                no Default or Event of Default is continuing or will result from the proposed Ultimate Letter of Credit being issued;

(b)                                the making of the Utilisation would not result in the aggregate amount outstanding under the Facility exceeding the Total Commitment; and

(c)                                 the Repeating Representations are, in the light of the facts and circumstances existing on the date hereof, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

5.                                      This Utilisation Request is irrevocable and is a Finance Document.

Yours faithfully

Authorised Signatory for
KOSMOS ENERGY CREDIT INTERNATIONAL

SCHEDULE
Form of Ultimate Letter of Credit

[Attach form of Ultimate Letter of Credit]

Schedule 4
Form of Transfer Certificate

To:                             SOCIETE GENERALE, LONDON BRANCH as the “Facility Agent”

From:               [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Dear Sirs

KOSMOS ENERGY CREDIT INTERNATIONAL — Facility Agreement
dated [            ] (the “Agreement”)

1.                                      We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                      We refer to clause 21.6 (Procedure for transfer):

(a)                                 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause 21.6 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [            ].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule.

3.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause 21.5 (Limitation of responsibility of Existing Lenders).

4.                                      The New Lender confirms that it is a Qualifying Bank.

5.                                      The New Lender confirms that it has validly executed a Lender Accession Notice in the form set out at Schedule 7 (Form of Lender Accession Notice) to this Agreement.

6.                                      This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.                                      This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitments/rights and obligations to be transferred

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [            ].

Societe Generale, London Branch

By:

Schedule 5
Form of Compliance Certificate

To:                             SOCIETE GENERALE, LONDON BRANCH (the “Facility Agent”)

From:               KOSMOS ENERGY CREDIT INTERNATIONAL (the “Borrower”)

Dated:

Dear Sirs

KOSMOS ENERGY CREDIT INTERNATIONAL — Facility Agreement
dated [            ] (the “Agreement”)

1.                                     We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                     We confirm that the financial statements supplied to the Facility Agent pursuant to clause 17.8 (Financial statements and other factual information) of the Agreement:

(A)                                are certified by an Authorised Signatory of the Borrower as a true and correct copy; and

(B)                                [give a true and fair view of](1) / [fairly represent](2) the financial condition of the Borrower for the period to the date on which those financial statements were drawn up.

3.                                     We confirm that as at [            ], being the last occurring Calculation Date:

(A)                              the debt cover ratio was [            ]; and

(B)                              the interest cover ratio was [            ].

4.                                      We set out below the calculations establishing the figures in paragraph 2 above:

[            ]

5.                                     We confirm that as at [            ], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.(3)

(1)             Insert if audited.

(2)             Insert if unaudited.

(3)             Note — If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

Yours faithfully

Authorised Signatory for	Authorised Signatory for
KOSMOS ENERGY CREDIT INTERNATIONAL	KOSMOS ENERGY CREDIT INTERNATIONAL

Schedule 6
Form of Confidentiality Undertaking

To:                             [Purchaser’s details]

Re:

KOSMOS ENERGY CREDIT INTERNATIONAL (the “Company”) and its up to USD 150 million revolving letter of credit facility dated [            ] 2013 (the “Facility”)

[insert date]

Dear Sirs

We understand that you are considering participating in the Facility.  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                      Confidentiality Undertaking: You undertake:

(A)                              to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;

(B)                              to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;

(C)                              to use the Confidential Information only for the Permitted Purpose;

(D)                              to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(E)                               not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.

2.                                      Permitted Disclosure: We agree that you may disclose Confidential Information:

(A)                              to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:

(i)                                    such information is disclosed strictly on a need-to-know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and

(ii)                                 appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in subparagraph (i) above;

(B)                              (i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(C)                              with our prior written consent.

3.                                     Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(B) (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                     Return of Copies:  If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.

5.                                     Continuing Obligations:  The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome.  Notwithstanding the previous sentence, the obligations in this letter shall cease 12 months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.

6.                                      No Representation; Consequences of Breach, etc:  You acknowledge and agree that:

(A)                              neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a “Relevant Person”), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(B)                              we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.

7.                                     Inside Information:  You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.  As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.

8.                                     No Waiver; Amendments, etc:  This letter shall not affect any other obligation owed by you to any member of the Group.  No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter.  The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.

9.                                     Nature of Undertakings:  The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.

10.                               Third party rights:

(A)                              Each other member of the Group and each Relevant Person (each a “Third Party”) may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). This paragraph 10(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 10, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.

(B)                              Subject to paragraph 10(A), a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.

(C)                              Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.

11.                              Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.

12.                              Governing Law and Jurisdiction:  Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.

13.                              Definitions and Construction:  In this letter (including the acknowledgement set out below):

“Confidential Information” means any and all information relating to the Company, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means, in respect of a person, that person and that person’s Holding Companies and each of their respective Subsidiaries;

“Holding Company” means, in relation to a company, any other company in respect of which it is a Subsidiary;

“Participant Group” means you and each of your Holding Companies and Subsidiaries;

“Permitted Purpose” means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Seller’s details]

To:	[Seller’s details]

We acknowledge and agree to the above:

For and on behalf of [Purchaser’s details]

Schedule 7
Form of Lender Accession Notice

To:                             SOCIETE GENERALE, LONDON BRANCH as Facility Agent

From:               [New Lender / Additional Lender]

Dated:

Dear Sirs

Kosmos Energy Credit International - Facility Agreement
dated [            ] 2013 (the “Facility Agreement”)

1.                                     We refer to the Facility Agreement.  This is a Lender Accession Notice.  Terms defined in the Facility Agreement have the same meaning in this Lender Accession Notice unless given a different meaning in this Lender Accession Notice.

2.                                      [New Lender / Additional Lender] agrees:

(a)                                to be bound by the terms of the Finance Documents as a Lender pursuant to clause [21.6 (Procedure for transfer)] [3.2 (Additional Commitments)] of the Facility Agreement.

3.                                      [New Lender’s / Additional Lender’s] Commitment is USD                      [                      ].

4.                                      [New Lender’s / Additional Lender’s] administrative details are as follows:

Account details:	[ ]

Facility Office address:	[ ]

Telephone no.:	[ ]

Fax no.:	[ ]

Attention:	[ ]

5.                                     This Lender Accession Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Accession Notice.

6.                                     This Lender Accession Notice is governed by English law.

7.                                     This Lender Accession Notice has been delivered as a deed on the date stated at the beginning of this Lender Accession Notice.

[New Lender / Additional Lender]

By:

This Lender Accession Notice is accepted by the Facility Agent and the [Transfer Date / Additional Commitment Date] is confirmed as [          ].

Societe Generale, London Branch

By:

Schedule 8
Form of Ultimate Letter of Credit

To:                             [Beneficiary] (the “Beneficiary”)

Date:

Irrevocable Standby Letter of Credit no. [          ]

At the request and for the account of [                        ], [LC Issuing Bank/Third Party LC Issuing Bank] (the “LC Issuing Bank”) hereby establishes in your favour this irrevocable standby letter of credit (“Letter of Credit”) not exceeding the Total L/C Amount on the following terms and conditions:

1.                                      Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                                   ].

“Sanctioned Person” means any person who is a designated target of Sanctions or is otherwise a subject of Sanctions (including without limitation as a result of being (a) owned or controlled directly or indirectly by any person which is a designated target of Sanctions, or (b) organised under the laws of, or a citizen or resident of, any country that is subject to general or country-wide Sanctions).

“Sanctions” means any economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of the following (or by any agency of any of the following):

(A)                                the United Nations;

(B)                                the United States of America;

(C)                                the European Union;

(D)                                France; or

(E)                                 the United Kingdom.

“Total L/C Amount” means an aggregate amount not to exceed (USD [•] [insert amount in words] only).

2.                                      LC Issuing Bank’s agreement

(A)                              The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the LC Issuing Bank a duly completed Demand.  A Demand must be received by the LC Issuing Bank by [          ] p.m. (London time) on the Expiry Date.  Multiple drawings are permitted.

(B)                              Subject to the terms of this Letter of Credit, the LC Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it shall pay to the Beneficiary the amount demanded in that Demand.

(C)                              The LC Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.                                      Expiry

(A)                              The LC Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the LC Issuing Bank as the date upon which the obligations of the LC Issuing Bank under this Letter of Credit are released.

(B)                              Unless previously released under paragraph (A) above, on [          ] p.m. ([London] time) on the Expiry Date the obligations of the LC Issuing Bank under this Letter of Credit will cease with no further liability on the part of the LC Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(C)                              The cancellation/release of this Letter of Credit can be indicated by return of the original to the LC Issuing Bank or by way of a formal release letter issued by the Beneficiary. In any case it will be rendered null and void after the Expiry Date whether or not it is returned to the LC Issuing Bank.

(D)                              [The Letter of Credit shall be deemed to be automatically extended from year to year, without amendment, for successive periods of one year each from the present or any future Expiry Date hereof unless, not less than 90 days prior to the present or any future Expiry Date, the LC Issuing Bank shall notify the Beneficiary (at the address set out above or such other address as the Beneficiary may advise the Bank by notice in writing to the address set out above) in writing by courier that the LC Issuing Bank elects not to consider this Letter of Credit renewed for any such additional period.  Upon receipt by the Beneficiary of such notice, the Beneficiary may draw the Total L/C Amount by means of a Demand accompanied by the original of this Letter of Credit.]

4.                                      Payments

All payments under this Letter of Credit shall be made in [                ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                      Delivery of demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, sent by registered mail or by courier on your letterhead, with the blanks appropriately completed, purportedly signed by your authorised officers bearing original handwritten signatures and must be received in legible form by the LC Issuing Bank at its address and by the particular department or officer (if any) as follows:

[     ]

6.                                      Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                      Amendment

The Letter of Credit may be amended only by written instrument signed by the LC Issuing Bank and the Beneficiary.

8.                                      ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

9.                                      Sanctioned Persons

For the avoidance of doubt, the LC issuing bank shall be under no obligation to make any payment or pay any compensation to a Sanctioned Person.

9.                                      Governing law

This Letter of Credit is governed by [English law].

10.                               Jurisdiction

The courts of [England] have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[LC Issuing Bank/Third Party LC Issuing Bank]

By:

SCHEDULE

FORM OF DEMAND

To:                             [LC Issuing Bank]

Date:

Dear Sirs

Standby Letter of Credit no. [         ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit.  Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                                     We certify that the sum of [          ] is due [and has remained unpaid for at least [          ] Business Days] [under [set out underlying contract or agreement]].  We therefore demand payment of the sum of [          ].

2.                                     The amount specified in paragraph 1 is not in excess of the Total L/C Amount.

3.                                     Payment should be made to the following account:

Name:

Account number:

Bank:

4.                                      The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

Schedule 9
Form of Renewal or Extension Request

From:               KOSMOS ENERGY CREDIT INTERNATIONAL (the “Borrower”)

To:                             SOCIETE GENERALE, LONDON BRANCH (the “Facility Agent”)

Dated:

Dear Sirs

KOSMOS ENERGY CREDIT INTERNATIONAL - Facility Agreement
dated [             ] (the “Agreement”)

1.                                     We refer to the Agreement.  This is a Renewal or Extension Request in respect of a Letter of Credit under the Facility.  Terms defined in the Agreement have the same meaning in this Renewal or Extension Request unless given a different meaning in this Renewal or Extension Request.

2.                                     We wish for an Ultimate Letter of Credit to be issued under the Facility on the following terms:

Current Beneficiary:	[ ]

Current expiry date:	[ ]

Current amount:	[ ]

Letter of Credit number:	[ ]

Proposed expiry date:	[ ] (or, if that is not a Business Day, the next Business Day)

Proposed Amount:	[ ] or, if less, the Total Available Commitment

Proposed Currency:	[ ]

To be issued on behalf of:	[ ]

3.                                      We hereby certify that:

(a)                                no Event of Default is continuing or will result from the proposed Ultimate Letter of Credit being issued;

(b)                                the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Total Commitments; and

(c)                                 the Repeating Representations are, in the light of the facts and circumstances existing on the date hereof, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).

5.                                      This Renewal or Extension Request is irrevocable and is a Finance Document.

Yours faithfully

Authorised Signatory for
KOSMOS ENERGY CREDIT INTERNATIONAL

Schedule 10
Details of the LC Cash Collateral Accounts

Name:	Kosmos Energy Credit International
Number:	10172726661

Name:	Kosmos Energy Credit International
Number:	10272726661

Name:	Kosmos Energy Credit International
Number:	10372726661

Name:	Kosmos Energy Credit International
Number:	10472726661

Name:	Kosmos Energy Credit International
Number:	10572726661

Name:	Kosmos Energy Credit International
Number:	10672726661

Name:	Kosmos Energy Credit International
Number:	10772726661

Name:	Kosmos Energy Credit International
Number:	10872726661

Name:	Kosmos Energy Credit International
Number:	10972726661

Name:	Kosmos Energy Credit International
Number:	11072726661

Name:	Kosmos Energy Credit International
Number:	11172726661

Name:	Kosmos Energy Credit International
Number:	11272726661

Name:	Kosmos Energy Credit International
Number:	11372726661

Name:	Kosmos Energy Credit International
Number:	11472726661

Name:	Kosmos Energy Credit International
Number:	11572726661

Name:	Kosmos Energy Credit International
Number:	11672726661

Name:	Kosmos Energy Credit International
Number:	11772726661

Name:	Kosmos Energy Credit International
Number:	11872726661

Name:	Kosmos Energy Credit International
Number:	11972726661

Name:	Kosmos Energy Credit International
Number:	12072726661

Name:	Kosmos Energy Credit International
Number:	12172726661

Name:	Kosmos Energy Credit International
Number:	12272726661

Name:	Kosmos Energy Credit International
Number:	12372726661

Name:	Kosmos Energy Credit International
Number:	12472726661

Name:	Kosmos Energy Credit International
Number:	12572726661